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                                CREDIT AGREEMENT

                          dated as of October 23, 1996

                                  by and among

                              PRIMARK CORPORATION,
                                  as Borrower,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME,

                      THE ISSUING BANK REFERRED TO HEREIN,

                                       and

                               MELLON BANK, N.A.,
                                    as Agent

                                ----------------

                                U.S. $10,250,000

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
                                TABLE OF CONTENTS

SECTION                       TITLE                                                 PAGE

ARTICLE I       DEFINITIONS; CONSTRUCTION ......................................     1

   1.01         Definitions; Construction ......................................     1

ARTICLE II      [RESERVED] .....................................................     1

ARTICLE III     THE FACILITIES .................................................     1

   3.01         The Letter of Credit Facility ..................................     1
   3.02         Procedure for Issuance and Amendment of Letters of Credit ......     2
   3.03         Letter of Credit Participating Interests .......................     3
   3.04         Letter of Credit Drawings and Reimbursements ...................     4
   3.05         Obligations Absolute ...........................................     5
   3.06         Further Assurances .............................................     5
   3.07         Cash Collateral for Letters of Credit ..........................     5
   3.08         Certain Provisions Relating to the Issuing Bank ................     6
   3.09         Interest Rates .................................................     7
   3.10         Conversion or Renewal of Interest Rate Options .................     10
   3.11         Prepayments Generally ..........................................     10
   3.12         Optional Prepayments ...........................................     11
   3.13         Mandatory Prepayment and Cash Collateralization ................     11
   3.14         Interest Payment Dates .........................................     11
   3.15         Payments Generally .............................................     12
   3.16         Additional Compensation in Certain Circumstances ...............     12
   3.17         Taxes ..........................................................     14
   3.18         Funding by Branch, Subsidiary or Affiliate .....................     16

ARTICLE IV      REPRESENTATIONS AND WARRANTIES .................................     16

   4.01         Corporate Status ...............................................     16
   4.02         Corporate Power and Authorization ..............................     16
   4.03         Execution and Binding Effect ...................................     16
   4.04         Governmental Approvals and Filings .............................     16
   4.05         Absence of Conflicts ...........................................     17
   4.06         Audited Financial Statements ...................................     17
   4.07         Interim Financial Statements ...................................     17
   4.08         Absence of Undisclosed Liabilities .............................     18
   4.09         Accurate and Complete Disclosure ...............................     18
   4.10         [Reserved] .....................................................     18
   4.11         Solvency .......................................................     18
   4.12         Margin Regulations .............................................     18
   4.13         Regulatory Restrictions ........................................     18
   4.14         Subsidiaries ...................................................     19
   4.15         Partnerships, etc ..............................................     19
   4.16         Litigation .....................................................     19
   4.17         Absence of Other Conflicts .....................................     19
   4.18         Insurance ......................................................     19



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
   4.19         Title to Property ..............................................     19
   4.20         Intellectual Property ..........................................     20
   4.21         Taxes ..........................................................     20
   4.22         Employee Benefits ..............................................     20
   4.23         Environmental Matters ..........................................     20
   4.24         [Reserved] .....................................................     21

ARTICLE V       CONDITIONS OF ISSUANCE .........................................     21

   5.01         Conditions to Issuance .........................................     21

ARTICLE VI      AFFIRMATIVE COVENANTS ..........................................     23

   6.01         Basic Reporting Requirements ...................................     23
   6.02         Insurance ......................................................     26
   6.03         Payment of Taxes and Other Potential Charges
                   and Priority Claims .........................................     26
   6.04         Preservation of Corporate Status ...............................     27
   6.05         Governmental Approvals and Filings .............................     27
   6.06         Maintenance of Properties, Franchises, etc. ....................     27
   6.07         Avoidance of Other Conflicts ...................................     27
   6.08         Financial Accounting Practices .................................     28
   6.09         Use of Proceeds ................................................     28
   6.10         Continuation of or Change in Business ..........................     28
   6.11         Plans and Multiemployer Plans ..................................     28
   6.12         Disaster Recovery Plan .........................................     29
   6.13         Annual Bank Meeting ............................................     29
   6.14         Separate Corporate Existence ...................................     29
   6.15         Additional Security ............................................     30
   6.16         [Reserved] .....................................................     30

ARTICLE VII     NEGATIVE COVENANTS .............................................     30

   7.01         Financial Covenants ............................................     30
   7.02         Liens ..........................................................     32
   7.03         Indebtedness ...................................................     33
   7.04         Guaranties, Indemnities, etc. ..................................     35
   7.05         Loans, Advances and Investments ................................     36
   7.06         Dividends and Related Distributions ............................     38
   7.07         Sale-Leasebacks ................................................     39
   7.08         Mergers, etc. ..................................................     39
   7.09         Dispositions of Properties .....................................     40
   7.10         Corporate Structure ............................................     41
   7.11         Dealings with Affiliates .......................................     41
   7.12         Limitations on Modification of
                   Certain Agreements and Instruments ..........................     41
   7.13         Limitation on Payments on Certain Obligations ..................     42
   7.14         [Reserved] .....................................................     42
   7.15         Limitation on Other Restrictions on Liens,
                   Dividend Restrictions on Subsidiaries, etc. .................     42
   7.16         Limitation on Other Restrictions on Amendment
                   of the Loan Documents, etc. .................................     43
   7.17         Limitation on Certain Benefit Liabilities ......................     43



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
   7.18         Fiscal Year ....................................................     44
   7.19         Certain Covenants Relating to the
                   TWN(UK) Entities ............................................     44
   7.20         [Reserved] .....................................................     44

ARTICLE VIII    DEFAULTS .......................................................     44

   8.01         Events of Default ..............................................     44
   8.02         Consequences of an Event of Default ............................     48
   8.03         Application of Proceeds ........................................     48

ARTICLE IX      THE AGENT ......................................................     49

   9.01         Appointment ....................................................     49
   9.02         General Nature of Agent's Duties ...............................     49
   9.03         Exercise of Powers .............................................     49
   9.04         General Exculpatory Provisions .................................     50
   9.05         Administration by the Agent ....................................     50
   9.06         Lenders Not Relying on Agent or Other Lenders ..................     51
   9.07         Indemnification of Agent by Lenders ............................     51
   9.08         Agent in its Individual Capacity ...............................     52
   9.09         [Reserved] .....................................................     52
   9.10         Successor Agent ................................................     52
   9.11         Calculations ...................................................     52
   9.12         [Reserved] .....................................................     52
   9.13         [Reserved] .....................................................     52
   9.14         [Reserved] .....................................................     53

ARTICLE X       MISCELLANEOUS ..................................................     53

  10.01         Holidays .......................................................     53
  10.02         Records ........................................................     53
  10.03         Amendments and Waivers .........................................     53
  10.04         No Implied Waiver; Cumulative Remedies .........................     54
  10.05         Notices ........................................................     54
  10.06         Expenses; Taxes; Indemnity .....................................     55
  10.07         Severability ...................................................     56
  10.08         Prior Understandings ...........................................     56
  10.09         Duration; Survival .............................................     56
  I0.10         Counterparts ...................................................     56
  10.11         Limitation on Payments .........................................     56
  10.12         Set-Off ........................................................     56
  10.13         Sharing of Collections .........................................     57
  10.14         Successors and Assigns; Participations; ........................     57
                   Assignments .................................................     57
  10.15         Governing Law; Submission to Jurisdiction;
                   Waiver of Jury Trial; Limitation of Liability ...............     59
  10.16.        Withholding Taxes, etc. ........................................     60
  10.17.        Defeasance of Certain Covenants ................................     61

ANNEX A         DEFINITIONS; CONSTRUCTION ......................................    A-1



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Exhibit A-1     [Reserved]
Exhibit A-2     [Reserved]
Exhibit B       Form of Transfer Supplement
Exhibit C       Form of Annual and Quarterly Compliance Certificate
Exhibit D       [Reserved]
Exhibit E       [Reserved]
Exhibit F       Form of Group Liquidity Manager Agreement
Exhibit G       Form of Letter of Credit

Schedule 4.04   Governmental Approvals and Filings
Schedule 4.05   Conflicts
Schedule 4.08   Liabilities
Schedule 4.13   Regulatory Restrictions
Schedule 4.14   Subsidiaries
Schedule 4.16   Litigation
Schedule 4.21   Taxes
Schedule 4.23   Environmental Matters
Schedule 7.02   Liens
Schedule 7.03   Indebtedness
Schedule 7.04   Guaranty Equivalents
Schedule 7.07   Sale-Leasebacks

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




                                CREDIT AGREEMENT

                  THIS AGREEMENT, dated as of October 23, 1996, by and among PRIMARK CORPORATION, a Michigan Corporation (the "Borrower"), the Lenders parties hereto from time to time, the Issuing Bank referred to herein, and MELLON BANK, N.A., a national banking association, as agent for the Lender Parties hereunder (in such capacity, together with its successors in such capacity, the "Agent").

                  In consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

                  1.01. DEFINITIONS; CONSTRUCTION. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the words and terms defined in Annex A hereto have the meanings given them in such Annex A, and this Agreement shall be construed in accordance with the provisions of Annex A.

                                   ARTICLE II
                                   [RESERVED]


                                   ARTICLE III
                                  THE FACILITY

                  3.01. THE LETTER OF CREDIT FACILITY.

                  (a) GENERAL. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.03 and 3.04 hereof, the Issuing Bank agrees (such agreement being herein referred to as the "Letter of Credit Commitment") to issue for the account of the Borrower letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit") at any time on or after the date hereof. Issuance of any Letter of Credit shall be subject to the following limitations: (i) all Letters of Credit shall be issued on the same date (the "Closing Date"), which shall not be later than October 31, 1996 (the "Letter of Credit Commitment Termination Date"), (ii) no Letter of Credit shall be issued if the Agent shall have received the notice from the Required Lenders referred to in Section 3.02(c)(iii) hereof, and (iii) the aggregate Letter of Credit Exposure shall not exceed $10,250,000.

                  (b) TERMS OF LETTERS OF CREDIT. Each Letter of Credit shall be in substantially the form of Exhibit G hereto (or such other form as may be satisfactory to the Issuing Bank), completed in a manner satisfactory in form and substance to the Issuing Bank. Each Letter of Credit shall have an expiration date not later than November 15, 2002 (the "Letter of Credit Final Termination Date"), and shall be in a minimum stated amount of $250,000. Unless the Issuing Bank otherwise agrees in writing, the number of Letters of Credit issued hereunder shall not exceed five.

                  (c) PURPOSES OF LETTERS OF CREDIT. Each Letter of Credit shall be used by the Borrower as a standby letter of credit used solely to provide credit enhancement for the ICV Notes. The provisions of this Section 3.01(c) represent only an obligation of the Borrower to the Issuing Bank and the Lenders; no Issuing Bank shall have any obligation to the Lenders to ascertain the purpose of any

Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this
Section 3.01(c).

                  (d) LETTER OF CREDIT FEE. The Borrower shall pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) the Letter of Credit Fee Rate applicable on such day, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit. The "Letter of Credit Fee Rate" for any day shall mean (A) if such day is on or before the first anniversary of the date hereof, then 1.50%, (B) thereafter (whether before or after the Reimbursement Target Date), the Applicable Margin applicable under the Euro-Rate Option on such day.

                  (e) FACING FEE; ADMINISTRATION FEES. The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, a fee (the "Letter of Credit Facing Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (x) the Letter of Credit Undrawn Availability on such day, times (y) 0.25 %, times (z) 1/365 (or 1/366, as the case may be). Such Letter of Credit Facing Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Quarterly Payment Date, and (ii) the date of expiration or termination of such Letter of Credit. In addition, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

                  (f) LETTER OF CREDIT COMMITMENT FEE. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Letter of Credit Commitment Fee") equal to 0.375% per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed), for each day from and including the date hereof to but not including the Closing Date (or, if the Closing Date does not occur, the Letter of Credit Commitment Termination Date), times such Lender's Pro Rata Share of $10,250,000. Such Letter of Credit Commitment Fee shall be due and payable on the Closing Date (or, if the Closing Date does not occur, the Letter of Credit Commitment Termination Date).

                  (g) ORIGINATION FEE. The Borrower shall pay to the Issuing Bank, for its own account, an origination fee of $25,625 (equal to 0.25% of $10,250,000). Such origination fee shall be due and payable on the Closing Date (or, if the Closing Date does not occur, the Letter of Credit Commitment Termination Date).

                   3.02. PROCEDURE FOR ISSUANCE AND AMENDMENT OF LETTERS OF
                         CREDIT.

                  (a) REQUEST FOR ISSUANCE. The Borrower may request, upon at least three Business Days' notice, the Issuing Bank to issue the Letters of Credit by delivering to the Issuing Bank and the Agent a written request to such effect, specifying the date on which Letters of Credit are to be issued, the expiration dates thereof, the stated amount thereof, and the beneficiaries thereof, together with such other certificates, documents and other papers and information as the Issuing Bank may request. The Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(a) and 3.01(b) hereof. Unless such limitations are not satisfied, or unless the Required Lenders have given notice to the Agent to cease issuing Letters of Credit pursuant to Section 3.02(c)(iii) hereof, the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit


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




to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

                  (b) EXTENSION OR INCREASE. The Borrower shall have no right hereunder to request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit or to increase the Letter of Credit Undrawn Availability of an outstanding Letter of Credit.

                  (c) LIMITATIONS ON ISSUANCE, EXTENSION AND AMENDMENT.

                  (i) As between the Borrower, on the one hand, and the Lender Parties, on the other hand, the issuance of any Letter of Credit is within the discretion of the Issuing Bank.

                  (ii) As between the Issuing Bank, on the one hand, and the Agent and the Lenders, on the other hand, the Issuing Bank shall be justified and fully protected in issuing any Letter of Credit after receiving authorization from the Agent as provided in Section 3.02(a) hereof, notwithstanding any subsequent notices to the Issuing Bank, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.02 hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatever.

                  (iii) As between the Agent, on the one hand, and the Lenders, on the other hand, the Agent shall not authorize issuance of any Letter of Credit pursuant to Section 3.02(a) if the Agent shall have received, at least two Business Days before authorizing such issuance, from the Required Lenders an unrevoked written notice that any condition precedent set forth in Section 5.02 will not be satisfied and expressly requesting that the Agent direct the Issuing Bank to cease to issue Letters of Credit. Unless the Agent has received such notice or has determined that the applicable limitations set forth in Sections 3.01(a) and 3.01(b) hereof are not satisfied, the Agent shall be justified and fully protected, as against the Lenders, in authorizing the Issuing Bank to issue such Letter of Credit, notwithstanding any subsequent notices to the Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.02 hereof to be satisfied, any other knowledge of the Agent, or any other event, condition or circumstance whatever.

                  (d) AMENDMENTS. At the request of the Borrower from time to time, and subject to satisfaction of such conditions as the Issuing Bank may require, the Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender, provided that no such amendment, modification or supplement shall extend the expiration date or increase the Letter of Credit Undrawn Availability of an outstanding Letter of Credit.

                  3.03. LETTER OF CREDIT PARTICIPATING INTERESTS.

                  (a) GENERALLY. Concurrently with the issuance of each Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit shall be for the sole account of the Issuing Bank. On the


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




date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is the Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

                  (b) OBLIGATIONS ABSOLUTE. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, and its obligation to make the payments specified in Section 3.04 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                  3.04. LETTER OF CREDIT DRAWINGS AND REIMBURSEMENTS.

                  (a) BORROWER'S REIMBURSEMENT OBLIGATION. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank in accordance with Section 3.15(b) hereof, in the amount of each Letter of Credit Unreimbursed Draw, on October 16, 2000 (the "Reimbursement Target Date") and thereafter ON DEMAND. Such reimbursement shall also be due at such earlier times as are provided elsewhere in this Agreement and the other Loan Documents.

                  (b) PAYMENT BY LENDERS ON ACCOUNT OF UNREIMBURSED DRAWS. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Agent for the account of the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of payment to the Issuing Bank (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and
(y) for each day thereafter, at the rate applicable to such Letter of Credit Unreimbursed Draw for such day.

                  (c) DISTRIBUTIONS TO PARTICIPANTS. If, at any time, after the Issuing Bank has made a Letter of Credit Unreimbursed Draw and has received from any Lender such Lender's share of such Letter of Credit Unreimbursed Draw, the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit Unreimbursed Draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment or application.

                  (d) RESCISSION. If any amount received by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                  (e) EQUALIZATION. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

                  3.05. OBLIGATIONS ABSOLUTE. The payment obligations of the Borrower under Section 3.04 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Loan Document, any ICV Note or any documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower or Subsidiary of the Borrower secured or supported by any Letter of Credit;

                  (b) the existence of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

                  (c) any purported Letter of Credit, draft, certificate, statement or other document presented under any Letter of Credit proving to be not genuine, stolen, forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft, certificate or documents which do not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under any Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                  (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

                  3.06. FURTHER ASSURANCES. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

                  3.07. CASH COLLATERAL FOR LETTERS OF CREDIT. The Borrower agrees that, without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if the Borrower is required to cash collateralize outstanding Letters of Credit pursuant to Section 3.13, Section 8.02 or any other provision of this Agreement or any other Loan Document, the Borrower shall immediately pay to the Collateral Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. The Agent shall direct the Collateral Agent to release funds in the Letter of Credit Collateral Account to the Issuing Bank for payment of Letter of Credit Reimbursement Obligations constituting Letter of Credit Unreimbursed Draws, as and when the same become due and payable if and to the extent the Borrower fails to pay the same.

                  3.08. CERTAIN PROVISIONS RELATING TO THE ISSUING BANK.

                  (a) GENERAL. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Lender Party or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to
(i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                  (b) ADMINISTRATION. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and no Issuing Bank shall have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and no Issuing Bank shall be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Issuing Bank may conclusively rely upon such certificate.

                  (c) INDEMNIFICATION OF ISSUING BANK BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Issuing Bank and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction secured or financed in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

               3.09. INTEREST RATES.

               (a) INTEREST RATE OPTIONS. Before the Reimbursement Target Date, the unpaid amount of Letter of Credit Unreimbursed Draws shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. From and after the Reimbursement Target Date, the unpaid amount of Letter of Credit Unreimbursed Draws shall bear interest in accordance with Section 3.15(c) hereof, at the rate set forth in clause (ii) thereof. Subject to the provisions of this Agreement, for the period before the Reimbursement Target Date, each Letter of Credit Unreimbursed Draw shall bear interest for each day until due at the Base Rate Option, unless and until converted to the Euro-Rate Option in accordance with the provisions of this Agreement. Subject to the provisions of this Agreement, for the period before the Reimbursement Target Date, the Borrower may select different Options to apply simultaneously to different Portions of the Letter of Credit Unreimbursed Draws and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Letter of Credit Unreimbursed Draws. The interest rate Options applicable before the Reimbursement Target Date are as follows:

                    (i) BASE RATE OPTION: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day.

                    (ii) EURO-RATE OPTION: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day.

                  (b) APPLICABLE MARGINS.

                  (i) The "Applicable Margin" for each interest rate Option for any day on or before the first anniversary of the date hereof shall mean the applicable percentage set forth in Section 3.09(b)(ii)(B) below under "Level B Performance Margins".

                  (ii) (A) Except and to the extent that the conditions set forth in Section 3.09(b)(ii)(B) below apply on a particular day, the "Applicable
Margin" for each interest rate Option for any day after the first anniversary of the date hereof shall mean the applicable percentage set forth below:

                Interest Rate Option                     Applicable Margin
                --------------------                     -----------------
                   Base Rate Option                            0.75%
                   Euro-Rate Option                            2.00%

                  (B) The Applicable Margin for each interest rate Option for each day after the first anniversary of the date hereof shall mean the applicable percentage set forth below under "Level A Performance Margins," "Level B Performance Margins" or "Level C Performance Margins," as the case may be, if and for so long as (x) no Event of Default or Potential Default shall have occurred and be continuing or exist and (y) Financial Test A, Financial Test B or Financial Test C, respectively, set forth below shall be satisfied for such day. For purposes of determining the Applicable Margin, Financial Test A, Financial Test B or Financial Test C, as the case may be, shall be deemed to be satisfied effective on the first day of the calendar month following the calendar month in which the Agent shall have received from the Borrower a certificate, duly completed and signed by a Responsible Officer, accompanied by the Borrower's financial statements for the fiscal quarter most recently ended (or, if such most recently ended fiscal quarter is the last of a fiscal year, for the fiscal year then ended), demonstrating compliance with the applicable financial test, and such financial test shall be deemed to remain satisfied until the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are required to be delivered under Section 6.01(a) or 6.01(b) hereof, as the case may be (or, if earlier, the last day of the calendar month in which the Borrower's next annual or quarterly financial statements are actually delivered in compliance with such Section):

LEVEL A PERFORMANCE MARGINS:

                Interest Rate Option              Applicable Margin
                --------------------              -----------------

                Base Rate Option                         0.50%
                Euro-Rate Option                         1.75%

Level A Performance Margins shall apply in the event that Financial Test A is satisfied and the other conditions set forth above are met. "Financial Test A" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 3.50 and greater than or equal to 3.00.

LEVEL B PERFORMANCE MARGINS:

                Interest Rate Option              Applicable Margin
                --------------------              -----------------

                Base Rate Option                         0.25%
                Euro-Rate Option                         1.50%


Level B Performance Margins shall apply in the event that Financial Test B is satisfied and the other conditions set forth above are met. "Financial Test B" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 3.00 and greater than or equal to 2.50.

LEVEL C PERFORMANCE MARGINS:

                Interest Rate Option              Applicable Margin
                --------------------              -----------------

                Base Rate Option                         Zero
                Euro-Rate Option                         1.25%

Level C Performance Margins shall apply in the event that Financial Test C is satisfied and the other conditions set forth above are met. "Financial Test C" means that, as of the end of the relevant fiscal quarter, the Consolidated Funded Debt Ratio (Adjusted) for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, is less than 2.50.

                  (c) FUNDING PERIODS. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Letter of Credit Unreimbursed Draws, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being as set forth below:

Interest Rate Option                     Available Funding Periods
--------------------                     -------------------------

Euro-Rate Option                         One, two, three or six months
                                         ("Euro-Rate Funding Period");

provided, that:

                  (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (ii) The Borrower may not select a Funding Period that would end after the Reimbursement Target Date; and

                  (iii) The aggregate number of Funding Segments of the Euro-Rate Portion at any time shall not exceed two.

                  (d) TRANSACTIONAL AMOUNTS. Each selection of, conversion from, conversion to or renewal of an interest rate Option and each payment or prepayment of any Letter of Credit Unreimbursed Draws shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion, and the aggregate principal amount of each Funding
Segment of the Euro-Rate Portion, shall be as set forth below:

Portion or Funding Segment             Allowable Aggregate Principal Amounts
--------------------------             -------------------------------------

Base Rate Portion                      Any

Each Funding Segment                   $500,000 or an integral
of the Euro-Rate Portion               multiple thereof

                  (e) EURO-RATE UNASCERTAINABLE; IMPRACTICABILITY. IF

                  (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (c) below) shall have determined in good faith (which determination shall be conclusive) that:

                           (A) adequate and reasonable means do not exist for
                  ascertaining such Euro-Rate,

                           (B) a contingency has occurred which materially and
                  adversely affects the interbank eurodollar market, or

                           (C) the effective cost to such Lender of funding a
                  proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directlye of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist. If any Lender notifies the Borrower of a determination under clause (ii) of this Section 3.09(e), the Euro-Rate Portion of the Letter of Credit Unreimbursed Draws in which such Lender (the "Affected Lender") has a Letter of Credit Participating Interest shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

                  3.10. CONVERSION OR RENEWAL OF INTEREST RATE OPTIONS.

                  (a) CONVERSION OR RENEWAL. Subject to the provisions of
Section 3.16(b) hereof and the other provisions of this Agreement, before the Reimbursement Target Date the Borrower may convert any part of the Letter of Credit Unreimbursed Draws from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

                         (i) At any time with respect to conversion from the
                  Base Rate Option; or

                         (ii) At the expiration of any Funding Period with
                  respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 3.09(a) hereof and the principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 3.09(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the amount of the Letter of Credit Unreimbursed Draws as so converted or renewed. Interest on any Letter of Credit Unreimbursed Draws convened or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) FAILURE TO CONVERT OR RENEW. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 3.10(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

                  3.11. PREPAYMENTS GENERALLY. Whenever the Borrower desires or is required to prepay any part of the Letter of Credit Unreimbursed Draws, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 3.11, and which, if a partial prepayment, shall be an integral multiple of $500,000; and

                  (c) The principal amounts selected in accordance with Section 3.09(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

                  3.12. OPTIONAL PREPAYMENTS. The Borrower shall have the right at its option from time to time to prepay any Letter of Credit Unreimbursed Draws in whole or part without premium or penalty (subject, however, to Section 3.16(b) hereof):

                  (a) At any time with respect to any part of the Base Rate Portion; or

                  (b) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 3.11 hereof.

                  3.13. MANDATORY PREPAYMENT AND CASH COLLATERALIZATION. The Borrower shall prepay the Letter of Credit Unreimbursed Draws in full, and shall provide cash collateral for all outstanding Letters of Credit in accordance with
Section 3.07 hereof, in the event that at any time

                  (i) there shall fail to be in force a Revolving Credit Agreement (which, so long as the Senior Note Indenture is in force, shall constitute a "Credit Agreement" as defined therein), under which the Borrower at such time has the right to borrow from financial institutions on a revolving basis from time to time an aggregate principal amount not less than $75,000,000, or the Revolving Credit Maturity Date thereunder shall have occurred, or the Borrower shall be required to make any prepayment of principal thereunder or to post cash collateral thereunder (except prepayments of principal or the posting of cash collateral which otherwise would be mandatory solely as a result of the Borrower's provision of notice of prepayment), or

                  (ii) the Borrower shall not have procured a commitment from a financial institution to provide a successor Revolving Credit Agreement complying with the foregoing clause (i) by the 90th day before the Revolving Credit Maturity Date under the then-current Revolving Credit Agreement.

If prepayment of the Letter of Credit Unreimbursed Draws and cash collateralization of outstanding Letters of Credit is required under this
Section 3.13, the Borrower shall give notice of such prepayment in accordance with Section 3.11 hereof so that such prepayment is made not later than the date of the applicable event referred to in the foregoing clause (a) or (b), and shall make such cash collateralization not later than such date.

                  3.14. INTEREST PAYMENT DATES. Accrued and unpaid interest on the Letter of Credit Unreimbursed Draws shall be due and payable on the following dates (and on such other dates as may be specified elsewhere in this Agreement and the other Loan Documents): (a) in the case of the Base Rate Portion, on each Regular Monthly Payment Date, and (b) in the case of each Funding Segment of the Euro-Rate Portion, on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of the third month during such Funding Period. After maturity of any part of the Letter of Credit Unreimbursed Draws (by acceleration or otherwise), interest on such part of the Letter of Credit Unreimbursed Draws shall be due and payable on demand.

                  3.15. PRO RATA TREATMENT; PAYMENTS GENERALLY.

                  (a) [Reserved].

                  (b) PAYMENTS GENERALLY. All payments and prepayments to be made by the Borrower in respect of Letter of Credit Unreimbursed Draws, interest, fees, indemnities, expenses or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable in Dollars at 1:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature (except for payments to a Lender subject to a withholding deduction under Section 3.17(c) hereof). Except for payments under Sections 3.16 or 10.06 hereof, such payments shall be made to the Agent at its Office in funds immediately available at such Office, and payments under Sections 3.16 or 10.06 hereof shall be made to the applicable Lender or Issuing Bank at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment received by the Agent or such Lender or Issuing Bank after 1:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders or the Issuing Bank, as the case may be, all such payments received by the Agent for their respective accounts as promptly as practicable after receipt by the Agent.

                  (c) INTEREST ON OVERDUE AMOUNTS. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) Letter of Credit Unreimbursed Draws, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the following:

                  (i) In the case of any part of the Euro-Rate Portion, (A) until the end of the applicable then-current Funding Period at a rate per annum 2.00% above the rate otherwise applicable to such part, and
         (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2.00% above the then-current Base Rate Option.

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                  3.16. ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                  (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

                  (i) subjects any Lender Party or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Letter of Credit Unreimbursed Draws, the Letters of Credit, or the Letter of Credit Participating Interests, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder (except for taxes on the overall net income or overall gross receipts of such Lender Party or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender Party's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender Party or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

                  (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender Party or any Notional Euro-Rate Funding Office, or applicable to the obligations of any Lender Party or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender Party or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement or its making, maintenance or funding of any Letter of Credit Unreimbursed Draw, Letter of Credit, or Letter of Credit Participating Interest,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender Party, any Notional Euro-Rate Funding Office or, in the case of clause
(iii) hereof, any Person controlling a Lender Party, with respect to this Agreement or the making, maintenance or funding of any Letter of Credit Unreimbursed Draw, Letter of Credit, or Letter of Credit Participating Interest (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender Party's or controlling Person's capital, taking into consideration such Lender Party's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender Party deems to be material (such Lender Party being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender Party may from time to time notify the Borrower of the amount determined in good faith by such Lender Party (which determination shall be conclusive) to be necessary to compensate such Lender Party or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. In making any such determination such Lender Party may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively. Such amount shall be due and payable by the Borrower to such Lender Party five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option. The Borrower shall not be required to make any payment in respect of clause (a)(i) above to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 3.17(c) below.

                  (b) FUNDING BREAKAGE. In addition to all other amounts payable hereunder, if and to the extent for any reason any part of any Funding Segment of any Euro-Rate Portion becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding

Period (the date such amount so becomes due, or is so paid, prepaid or converted, being referred to as the "Funding Breakage Date"), the Borrower shall pay each Lender an amount ("Funding Breakage Indemnity") determined by such Lender as follows'

                  (i) first, calculate the following amount: (A) such Lender's Pro Rata share of the principal amount of such Funding Segment which so became due, or which was so paid, prepaid or converted, times (B) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date (but not less than zero), times (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360;

                  (ii) then, the Funding Breakage Indemnity to be paid by the Borrower to such Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

Such Funding Breakage Indemnity shall be due and payable upon ten Business Days' prior notice, and each Lender shall, upon giving such notice, notify the Agent of the amount so demanded. In addition, the Borrower shall, on the due date for payment of any Funding Breakage Indemnity, pay to such Lender an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to but not including such due date at the Base Rate Option (calculated on the basis of a year of 360 days and actual days elapsed). The amount payable to each Lender under this Section 3.16(b) shall be determined in good faith by such Lender, and such determination shall be conclusive.

                  3.17. TAXES.

                  (a) PAYMENT NET OF TAXES. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of each Lender Party, income or franchise taxes imposed on such Lender Party by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender Party and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Letter of Credit Unreimbursed Draws are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Lender Party under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Lender Party shall be increased to the extent necessary to yield to such Lender Party (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

                 (b) INDEMNITY. The Borrower hereby indemnifies each Lender Party for the full amount of all Taxes attributable to payments by or on behalf of the Borrower to such Lender Party hereunder or under any of the other Loan Documents, any Taxes paid by such Lender Party, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by such Lender Party as a result of any failure to pay such Taxes). Such indemnification shall be made within five Business Days from the date such Lender Party makes written demand therefor. The Borrower shall not be required to make any payment under this Section 3.17(b) to a Lender to the extent that such payment is attributable to a breach by such Lender of its obligations under Section 3.17(c) below.

                 (c) WITHHOLDING. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date it becomes party to this Agreement, it will furnish to the Borrower and the Agent two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224, or a successor applicable form, agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 or a successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, certifying in the case of a Form i001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In addition, if at any time the Borrower believes that payments to any Lender (foreign or domestic) may be subject to U.S. backup withholding tax, such Lender shall, at the Borrower's reasonable request from time to time, if such Lender is legally able to do so, provide the Borrower with evidence establishing an exemption from U.S. backup withholding tax.

                 (d) CREDITS. If any payment by the Borrower is made to or for the account of the Lender Party after deduction for or on account of any Taxes, and increased payments are made by the Borrower pursuant to Section 3.17(a), then, if such Lender Party in its reasonable opinion determines that it has received or been granted a credit against or remission for such Taxes, such Lender Party shall, to the extent it can do so without prejudice to the retention of the amount of such credit or remission, reimburse to the Borrower such amount as such Lender Party shall, in its reasonable opinion acting in good faith, have determined to be attributable to the relevant Taxes or deduction or withholding. Any payment made by a Lender Party under this Section 3.17(d) shall be prima facie evidence of the amount due to the Borrower hereunder. Nothing herein contained shall interfere with the right of any Lender Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender Party shall b4 under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it nor oblige any Lender Party to disclose any information relating to its tax affairs or any computations in respect thereof.

                  3.18. FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time, Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 3.09(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 3.16(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Letter of Credit Unreimbursed Draws, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Letter of Credit Unreimbursed Draws or any sources of funding actually used by or available to such Lender.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants to each Lender Party as follows:

                  4.01. CORPORATE STATUS. The Borrower and each Subsidiary of the Borrower is a Corporation duly organized and validly existing under the laws of its jurisdiction of organization. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign Corporation and, to the extent applicable, is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.02. CORPORATE POWER AND AUTHORIZATION. The Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to request Letters of Credit to be issued pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such requests for issuance of Letters of Credit.

                  4.03. EXECUTION AND BINDING EFFECT. This Agreement, each other Loan Document to which the Borrower is a party and which is executed and delivered or required to be executed and delivered on or before the date as of which this representation and warranty is made, has been duly and validly executed and delivered by the Borrower. This Agreement and each such Loan Document constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  4.04. GOVERNMENTAL APPROVALS AND FILINGS. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof, except for the following: (a) filings and recordings in respect of the Liens in favor of the Collateral Agent and the Agent contemplated hereby and thereby, and
(b) other matters set forth in Schedule 4.04 hereof. Each Governmental Action referred to in the foregoing clauses (a) and (b) has been duly obtained or made, as the case may be, and is in full force and effect (except, in the case of clause (a), for the filing of continuation statements and like renewal filings and recordings which are not yet required to be made). There is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Governmental Action.

                  4.05. ABSENCE OF CONFLICTS. Neither the execution and delivery of any Loan Document nor consummation of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof, does or will

                  (a) violate or conflict with any Law, or

                  (b) violate or conflict with, or constitute a default under, or result in (or give rise to any right, contingent or other, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or other, to create or impose) any Lien upon any property of the Borrower or any Subsidiary of the Borrower (except for any Lien in favor of the Collateral Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or other, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,
         (i) the articles of incorporation or by-laws (or other constituent documents) of the Borrower or any Subsidiary of the Borrower, or (ii) any agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties may be subject or bound, except, in the case of the foregoing clause (b)(ii), for matters set forth on
Schedule 4.05 hereof.

                  4.06. AUDITED FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as audited and reported on by Deloitte & Touche, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

                  4.07. INTERIM FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Agent and each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of June 30, 1996, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the period from January 1, 1996 to such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of June 30, 1996, and their respective results of operations and cash flows for the fiscal period then ended, all in conformity with GAAP (except that such financial statements do not contain all of the footnote disclosures required by GAAP), subject to normal and recurring year-end audit adjustments.

                  4.08. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature (whether absolute, accrued, contingent or other, whether or not due, including but not limited to forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments) that would be required by GAAP to be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries (including the notes thereto) or that has, or would be likely to have, a Material Adverse Effect, except (a) matters set forth on Schedule 4.08 hereto,
(b) liabilities and obligations disclosed in the financial statements referred to in Sections 4.05 and 4.06 hereof, (c) liabilities and obligations incurred after December 31, 1995 in the ordinary course of business and consistent with past practices, and (d) obligations under the Credit Facilities.

                  4.09. ACCURATE AND COMPLETE DISCLOSURE. All written information heretofore, contemporaneously or hereafter provided by or on behalf of the Borrower or any Subsidiary of the Borrower to any Secured Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Secured Party) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. Except as disclosed to the Agent and each Lender in writing, the Borrower is not aware of any event, change or effect (other than political, social or economic events, changes or effects of general national or global scope) having or likely to have individually or in the aggregate, a Material Adverse Effect.

                  4.10. [Reserved]

                  4.11. SOLVENCY. On and as of the date hereof, and on the date of each Letter of Credit issued hereunder, the Borrower and each Significant Subsidiary of the Borrower is and will be Solvent (and for this purpose, each Subsidiary of the Borrower which is not Solvent shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary).

                  4.12. MARGIN REGULATIONS. No part of the proceeds of any extension of credit hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, to extend credit to others for the purpose of buying or carrying any "margin stock," or to extend credit to any Subsidiary of the Borrower that is a Broker-Dealer. Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." Neither the Borrower nor any Subsidiary of the Borrower owns "margin stock" sufficient to cause any Loan Obligations to be deemed "indirectly secured" by "margin stock" within the meaning of such Regulations. Neither any issuance of any Letter of Credit or other extension of credit pursuant to this Agreement nor any use of proceeds of any such extension of credit will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                  4.13. REGULATORY RESTRICTIONS. Except as set forth in Schedule
4.13 hereof, neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, as amended, or (d) subject to any other Law which purports to restrict or regulate its ability to borrow money or obtain credit as a consequence of the nature of the business conducted by such Person.

                  4.14. SUBSIDIARIES. Schedule 4.14 hereof states the authorized capitalization of each Subsidiary of the Borrower, the number of Shares of Capital Stock of each class issued and outstanding of each such Subsidiary, and the number and percentage of outstanding Shares of Capital Stock of each such class owned by the Borrower and by each Subsidiary of the Borrower. The outstanding Shares of Capital Stock of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each Subsidiary of the Borrower owns beneficially and of record and has good title to all of the Shares of Capital Stock it is listed as owning in such Schedule 4.14, free and clear of any Lien, except for Liens in favor of the Collateral Agent securing the Obligations. Except as set forth on Schedule 4.14 hereof, there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptire rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate any Subsidiary of the Borrower to issue any Shares of its Capital Stock or any other securities.

                  4.15. PARTNERSHIPS, ETC. Neither the Borrower nor any Subsidiary of the Borrower is a panner (general or limited) of any partnership, is a party to any joint venture, or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except (a) distributorship or similar arrangements that do not involve liability on the part of the Borrower or any of its Subsidiaries in the nature of the liability of a general partner, and (b) partnership interests permitted under Sections 7.05(f) and 7.05(k) hereof.

                  4.16. LITIGATION. There is no pending or (to the knowledge of the Borrower after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for (x) matters set forth on
Schedule 4.16 hereto, and (y) matters that if adversely decided, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.17. ABSENCE OF OTHER CONFLICTS. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                  (a) any Law,

                  (b) its articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which it or any of its properties may be subject or bound,

except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.18. INSURANCE. The Borrower and each Subsidiary of the Borrower maintains, or causes there to be maintained, with financially sound and reputable insurers not related to or affiliated with the Borrower insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated.

                  4.19. TITLE TO PROPERTY. The Borrower and each Subsidiary of the Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof or submitted pursuant to Section 6.01(a) hereof, as the case may be (except as sold or otherwise disposed of in the ordinary course of business, or in a transaction permitted by the Loan Documents, after the date of such balance sheet), in each case free and clear of all Liens, other than Permitted Liens.

                  4.20. INTELLECTUAL PROPERTY. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or other), copyrights, technology (including but not limited to computer programs and software), know-how, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  4.21. TAXES. All federal income tax returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed. All other tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case such reserves and provisions for taxes as may be required by GAAP shall have been made on the books of the Borrower and each Subsidiary of the Borrower. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower for all open years and for its current fiscal period are adequate in accordance with GAAP. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), other than as set forth on Schedule 4.21 hereto.

                  4.22. EMPLOYEE BENEFITS. Except for matters disclosed to the Agent before the date as of which this representation and warranty is made or reaffirmed, neither the Borrower, any Subsidiary of the Borrower or Controlled Group Member has incurred any liability that has not been fully discharged (or any contingent or other potential liability that represents a material risk of becoming an actual liability) exceeding $150,000 in the aggregate for all such Persons for or in connection with any of the following: (a) any Pension-Related Event (whether or not any such Pension-Related Event has occurred) or (b) any complete or partial withdrawal from any Multiemployer Plan (whether or not such withdrawal has occurred). All employee benefit arrangements covering employees of the Borrower or any of its Subsidiaries have been administered in substantial compliance with, and funded in accordance with, applicable Law.

                  4.23. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
4.23 hereof, the Borrower and each Subsidiary of the Borrower and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect. Except as disclosed in Schedule 4.23 hereof, there is no Environmental Claim pending or to the knowledge of the Borrower threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates) that could form the basis of any Environmental Claim, against the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates, except for matters which do not, and, if adversely decided, individually or in the aggregate, would not, have a Material Adverse Effect. Except as disclosed in
Schedule 4.23 hereof, no facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary of the Borrower or any of their respective Environmental Affiliates is an Environmental Cleanup Site. No Lien exists, and no condition exists which would be likely to result in the filing of a Lien, against any property of the Borrower or any Subsidiary of the Borrower under any Environmental Law.

                  4.24. [Reserved]


                                    ARTICLE V
                             CONDITIONS OF ISSUANCE

                  5,01. CONDITIONS TO ISSUANCE. The obligation of the Issuing Bank to issue the Letters of Credit on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the issuance of such Letters of Credit, as the case may be, of the following conditions precedent:

                  (a) AGREEMENT. The Agent shall have received, with a copy for each Lender, this Agreement, duly executed on behalf of the Borrower.

                  (b) LIEN SEARCH. The Agent shall have received evidence of contemporaneous searches of UCC, tax and other appropriate registers, dockets and records, which shall have revealed no fillings or recordings with respect to the Shared Collateral purported to be covered by the above Security Documents (other than those relating to Permitted Liens).

                  (c) OTHER CREDIT FACILITIES; SPREADING OF EXISTING LIEN. The Agent shall have received evidence satisfactory to it that the Term Loan Agreement, the Revolving Credit Agreement, the Collateral Agency Agreement and the other Secured Party Documents shall have been amended in a manner satisfactory in form and substance to the Agent (and, without limiting the generality of the foregoing, such amendments to the Term Loan Agreement and the Revolving Credit Agreement shall permit the transactions contemplated by this Agreement, and such amendments to the Collateral Agency Agreements and the other Shared Security Documents shall spread the benefit of the Liens in favor of the Collateral Agency Agreement so as to secure the obligations of the Borrower under this Agreement).

                  (d) ICV ACQUISITION. A Wholly Owned Subsidiary of the Borrower shall, concurrently with the issuance of the Letters of Credit hereunder, acquire good title, free of all Liens, to of all of the outstanding Shares of Capital Stock of ICV.

                  (e) ACQUISITION DOCUMENTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on behalf of the Borrower) of the following, each of which shall be satisfactory in form and substance to the Agent: the ICV Notes; and all agreements(s) relating to the acquisition of the shares of Capital Stock of ICV and the issuance of the ICV Notes (including in each case all exhibits, schedules and disclosure letters delivered pursuant thereto), all amendments, waivers and consents relating thereto, all other side letters or agreements affecting the terms thereof or other transactions contemplated thereby.

                  (f) GOVERNMENTAL APPROVALS AND FILINGS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in clause (b) of Section 4.04 hereof and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

          (g) OTHER CONFLICTS. The Agent shall have received, with copies for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of each consent, waiver, amendment or agreement which has been obtained by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any matter which would, absent such consent, waiver, amendment or agreement, be within the scope of clause (b)(ii) of Section 4.05 hereof, and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

          (h) CORPORATE PROCEEDINGS. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date (which, in the case of articles of incorporation or other constituent documents flied or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than 30 days before the Closing Date), (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation.

          (i) FORM U-1. The Agent shall have received, with a counterpart for each Lender, a Federal Reserve Board Form U-l, duly executed by the Borrower, satisfactory in form and substance to the Agent.

          (j) LITIGATION. There shall not be pending or (to the knowledge of the Borrower after due inquiry, threatened) action, suit, proceeding or investigation by or before any Governmental Authority seeking to challenge, prevent or declare illegal any of the transactions contemplated by the Loan Documents.

          (k) LEGAL OPINION OF COUNSEL TO THE BORROWER. The Agent shall have received, with an executed counterpart for each Lender, an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to the Borrower, as to such matters as may be requested by the Agent and from counsel and in form and substance satisfactory to the Agent.

          (1) OFFICERS' CERTIFICATES. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of the Borrower as to such matters as the Agent may request.

          (m) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole since December 31, 1995.

          (n) REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, after giving effect to the Letters of Credit requested to be issued on the Closing Date, and the other transactions contemplated by the Loan Documents to occur on or before the Closing Date.

          (o) NOTICE. Notice with respect to such Letter of Credit shall have been given by the Borrower in accordance with Article III hereof.

          (p) NO DEFAULTS. No Event of Default or Potential Default shall have occurred and be continuing or exist on such date or after giving effect to the Letters of Credit requested to be issued on such date.

          (q) NO VIOLATIONS OF LAW, ETC. Neither the making nor use of the Letters of Credit shall cause any Lender Party to violate any Law.

          (r) FEES, EXPENSES, ETC. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

          (s) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be satisfactory in form and substance to the Agent. The Agent shall have received such other documents, instruments and other items as the Agent may reasonably request.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

          The Borrower hereby covenants to each Lender Party as follows:

          6.01. BASIC REPORTING REQUIREMENTS.

                (a) ANNUAL AUDIT REPORTS. As soon as practicable, and in any event within 105 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, audited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year, an unaudited consolidating statement of income of the Borrower and its consolidated Subsidiaries for such fiscal year, and an audited consolidated balance sheet and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, prepared on a comparative basis in accordance with GAAP. Such audited financial statements shall be accompanied by an opinion of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. Such opinion shall be free of any exception, qualification or explanation not acceptable to the Agent (and in any event shall be free of any exception, qualification or explanation relating to ability to continue as a going concern, a limited scope of examination or independence). Such opinion in any event shall contain a written statement of such accountants substantially to the effect that
(i) such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards and (ii) in the opinion of such accountants such audited financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP. Such unaudited financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal year, in conformity with GAAP.

               (b) QUARTERLY REPORTS. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, an unaudited consolidating statement of income for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end, and cash flow statements, which shall report only year to date periods). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the consolidated and consolidating financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the respective consolidated and consolidating results of their operations and their cash flows and stockholders' equity for such fiscal quarter, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                  (c) COMPLIANCE CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each Lender, a certificate in substantially the form set forth as Exhibit C, duly completed and signed by a Responsible Officer of the Borrower.

                  (d) ACCOUNTANTS' CERTIFICATES. Concurrently with the Agent's receipt from the Borrower of each set of audited financial statements delivered pursuant to Section 6.01(a), the Borrower shall deliver, or cause to be delivered, to the Agent, with sufficient copies for each Lender, a report signed by the independent certified public accountants who opined on such financial statements and dated the date of such financial statements, stating in substance that they have reviewed this Agreement and the other Loan Documents and that in making the examination necessary for their opinion on such financial statements they did not become aware of any Event of Default or Potential Default pursuant to Sections 7.01, 7.02(e)(iv), 7.03(f) and 7.03(g) as of the end of such fiscal year, or, if they did become so aware, such certificate or report shall state the nature and period of existence thereof.

                  (e) ANNUAL BUSINESS PLAN. Not later than January 31 of each year, the Borrower shall furnish to the Agent, with a copy for each Lender, a business plan for the Borrower and its Subsidiaries for the next five years, certified as such by a Responsible Officer of the Borrower. Such business plan shall be not less detailed than the 1995-1999 corporate plan heretofore delivered to the Agent and each Lender, and shall include or be accompanied by, among other matters reasonably requested from time to time, projected income, cash flows and summary balance sheet for the Borrower and its Subsidiaries, on both a consolidated and a separate unconsolidated basis for each year in such five year period.

                  (f) QUARTERLY PLAN UPDATES. Concurrently with the delivery of the financial reports referred to in Section 6.01(b), the Borrower shall furnish to the Agent, with a copy for each Lender, a quarterly update to the most recent annual business plan, certified as such by Responsible Officer of the Borrower. Such business plan shall be not less detailed than the first quarter update for 1995 heretofore delivered to the Agent and each Lender.

                  (g) MONTHLY FINANCIAL INFORMATION. Within 45 days after the end of each month after the Closing Date, the Borrower shall provide the Agent, with a copy for each Lender, summary financial information as to the Borrower and its consolidated Subsidiaries on a consolidated basis (and separate financial information for such Subsidiaries as the Agent may reasonably request) as of the end of the preceding month, all in reasonable detail and in any case including, among other matters reasonably requested by the Agent from time to time, financial information on a monthly and year-to-date basis, and separate line-items showing EBIT, depreciation and amortization, all certified by a Responsible Officer of the Borrower.

                  (h) CERTAIN OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, the Borrower shall deliver, or cause to be delivered, to the Agent, with a copy for each

Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary of the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its security holders or the financial community generally, and (iii) upon request by any Lender Party, all reports submitted by outside accountants in connection with any audit of the Borrower or any Subsidiary of the Borrower, including but not limited to all management letters commenting on the internal controls of the Borrower or any Subsidiary of the Borrower submitted in connection with any such audit.

                  (i) FURTHER INFORMATION. The Borrower will promptly furnish, or cause to be furnished, to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                  (j) NOTICE OF CERTAIN EVENTS. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower, and the Agent shall promptly notify each Lender thereof:

                  (i) Any Event of Default or Potential Default.

                  (ii) Any material adverse change in the business, operations, condition (financial or otherwise) or prospects (exclusive, in the case of prospects, of political, social or economic events, changes or effects of general national or global scope) of the Borrower and its Subsidiaries taken as a whole.

                  (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower which, if adversely decided, individually or in the aggregate, would, or would be likely to, have a Material Adverse Effect.

                  (iv) (A) Any termination for default of any contract potentially involving aggregate revenues in excess of $1,000,000 to which the Borrower or any Subsidiary of the Borrower is a party, (B) any termination for convenience or other early termination or failure to exercise any option to renew by the other party to any contract potentially involving annual revenues in excess of $5,000,000, (c) any actual or threatened suspension, debarment or declaration of ineligibility of the Borrower or any Subsidiary by the U.S. Government or any agency or department thereof, (D) any actual or threatened cessation of business with the Borrower or any Subsidiary by any agency or department of the U.S. Government, or (E) any actual or threatened suspension or withdrawal of any security clearance of the Borrower or any Subsidiary.

                  (v) Any Pension-Related Event, except (w) any Reportable Event described in subsection (i) of the defInition of such term herein as to which the 30 day notice requirement to the PBGC is waived under applicable regulations, and (x) any Pension-Related Event described in subsection (d) or (f) of the defInition thereof unless it involves a liability of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member that has not been fully discharged (or a contingent or other potential liability that represents a material risk of becoming an actual liability) of more than $100,000 in the aggregate for all such Persons. Such notice shall be accompanied by the following: (y) a copy of any notice, request, return, petition or other document received by the Borrower, any Subsidiary of the Borrower or any Controlled Group Member from any Person, or which has been or is to be fIled with or provided to any Person (including, without limitation, the Internal Revenue Service, the Department of Labor, the PBGC or any Plan participant, benefIciary, alternate payee or employer representative), in connection with such Pension-Related Event, and (z) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and if such Plan is required by applicable Law to have an actuarial valuation report, the most recent actuarial valuation report, for such Plan.

                  (k) VISITATION AND VERIFICATION GENERALLY. The Borrower shall permit such Persons as the Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and any Subsidiary of the Borrower, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request, subject to mandatory national security regulations. The Borrower hereby authorizes such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of the Borrower and its Subsidiaries, subject to mandatory national security regulations. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Borrower and its Subsidiaries from time to time, and the Borrower shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent and the Lenders in such verification, subject to mandatory national security regulations.

                  (l) DUTY TO MAINTAIN INDEPENDENT ACCOUNTANTS WITH SECURITY CLEARANCES; VERIFICATION OF CLASSIFIED CONTRACTS. The Borrower shall, and shall cause each such Subsidiary to, retain at all times an independent certified public accountant of national standing having personnel who at all times have security clearances sufficient to permit them to examine and verify all such classified contracts, accounts and other assets which, individually or in the aggregate, are material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower shall, from time to time at the reasonable request of the Agent, cause such independent accountants to examine, verify and report to the Agent on such classified contracts, accounts and assets as the Agent may request, to the fullest extent permitted by mandatory national security regulations.

                  (m) CHANGES IN CORPORATE STRUCTURE. Promptly after any change in the matters set forth in Section 4.14 hereof, the Borrower shall deliver to the Agent notice of such change, together with an amended and restated Schedule
4.14 which reflects such change.

                  6.02. INSURANCE. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types as are reasonably satisfactory to the Agent from time to time, and in any case as is customary in the case of Persons engaged in the same or a similar business or having similar properties similarly situated. The Borrower shall, if so requested by the Agent, deliver to the Agent original or duplicate policies or certificates of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker, or an insurance company representative if an insurance broker is not involved, with respect to such insurance.

                  6.03. PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES AND PRIORITY CLAIMS. The Borrower shall promptly notify the Agent in writing if it or any of its Subsidiaries learns of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against) which, if paid or incurred, would have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged,

                  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it, or any of them, or any of its, or any of their, properties;

               (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in any bankruptcy, insolvency, receivership or similar proceeding;

PROVIDED, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge, or cause the payment or discharge, of any such tax, assessment, charge or claim above so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

                  6.04. PRESERVATION OF CORPORATE STATUS. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a Corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, except for Permitted Mergers. The Borrower shall, and shall cause each of its Subsidiaries to, at all times be duly qualified to do business as a foreign Corporation and, to the extent applicable, in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.05. GOVERNMENTAL APPROVALS AND FILINGS. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  6.06. MAINTENANCE OF PROPERTIES, FRANCHISES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect, and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except where failure to do so does not, and would not be likely to, have a Material Adverse Effect.

                  6.07. AVOIDANCE OF OTHER CONFLICTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or other) on account of any violation or conflict with

                  (a) any Law,

                  (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

                  (c) any agreement or instrument to which it or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be subject or bound,

except for matters of the type referred to in clauses (a) and (c) that could not, individually or in the aggregate, do not, and would not be likely to, have a Material Adverse Effect.

                  6.08. FINANCIAL ACCOUNTING PRACTICES. The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  6.09. USE OF PROCEEDS. The Borrower shall not use any Letters of Credit directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.12, or inconsistent with any other provision of this Agreement or any other Loan Document.

                  6.10. CONTINUATION OF OR CHANGE IN BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, engage in the businesses they have engaged in during the present and preceding fiscal years and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the financial information services business, other information services businesses and matters incidental thereto; PROVIDED, that TIMCO may continue to conduct its business in substantially the manner in which it conducts such business as of June 29, 1995. Without limitation of the foregoing, the Borrower shall continue to operate as a holding company and shall not conduct any material business other than holding the capital stock of Subsidiaries and matters incidental thereto.

                  6.11. PLANS AND MULTIEMPLOYER PLANS.

                  (a) REQUIRED CONTRIBUTIONS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions to each Plan when due in accordance with the minimum funding requirements under ERISA and the Code applicable to such Plan and pay any required PBGC premiums as and when due for such Plan.

                  (b) REQUIRED CONTRIBUTIONS TO MULTIEMPLOYER PLANS. The Borrower shall, and shall cause each Subsidiary of the Borrower and Controlled Group Members to, make contributions required to be made by it, or any of them, to each Multiemployer Plan, if any, when due in accordance with its, or any of their, obligations under any collective bargaining agreement related to such Multiemployer Plan or participation agreements applicable to such Multiemployer Plan, except those contributions the requirement of which are reasonably being contested by a Controlled Group Member provided that failure to make such contested contributions is not a violation of applicable Law and does not present a material risk of resulting in liability (contingent or other) to the Borrower or any Subsidiary of the Borrower.

                  (c) FUNDING. The Borrower shall, and shall cause each of its Subsidiaries to, make any required contributions to any arrangements for providing retirement and/or death benefits when due, in accordance with the terms of the arrangement and/or any minimum funding requirements which are applicable to the arrangement from time to time. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any arrangement for providing retirement and/or death benefits to become underfunded (as determined on the basis of reasonable actuarial assumptions) by an amount which, in the aggregate for all such arrangements, exceeds $5,000,000.

                  6.12. DISASTER RECOVERY PLAN. The Borrower shall cause Datastream to maintain in full force and effect at all times a disaster recovery plan which shall provide computer redundancy (either through a third party servicing agent or through off-site facilities owned by Datastream) sufficient to permit Datastream to resume substantially all operations within 48 hours. The Borrower shall cause the members of the Disclosure Group to implement no later than December 1, 1996, and thereafter to maintain in full force and effect at all times, a disaster recovery plan which shall provide computer redundancy (either through a third party servicing agent or through off-site facilities owned by Disclosure Group) sufficient to permit Disclosure Group to resume substantially all operations within 72 hours.

                  6.13. ANNUAL BANK MEETING. The Borrower shall hold meetings of the Lenders annually at the request of the Agent.

                  6.14. SEPARATE CORPORATE EXISTENCE. The Borrower acknowledges that the Lender Parties are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the identity of the Subsidiaries of the Borrower as legal entities separate from the Borrower. Accordingly, the Borrower shall take, and shall cause its Subsidiaries to take, all reasonable steps to continue the identities of its Subsidiaries as separate legal entities, and to make it apparent to third Persons that its Subsidiaries are entities with assets and liabilities distinct from those of the Borrower. Without limiting the generality of the foregoing, the Borrower shall take such actions as shall be required in order that:

                  (a) For each Subsidiary of the Borrower in which the Borrower directly owns, beneficially or of record, Shares of Capital Stock, at least one director or officer of the Borrower shall be a person who is not a director or officer of such Subsidiary.

                  (b) The books and records of each Subsidiary of the Borrower shall be maintained separately from those of the Borrower and each of its other Subsidiaries.

                  (c) The assets of each Subsidiary of the Borrower will be maintained in a manner that facilitates their identification and segregation from those of the Borrower and its other Subsidiaries (it being understood that such requirement shall not be interpreted to forbid operation of the Group Liquidity Manager Agreement referred to in Section 7.03(n) hereof.

                  (d) The Borrower and each Subsidiary of the Borrower shall strictly observe corporate formalities. The Borrower and each of its Subsidiaries will conduct their respective businesses in their own respective names. The business and affairs of the Borrower and each Subsidiary shall be managed by or under the direction of the board of directors of such Person.

                  (e) Funds or other assets of Subsidiaries of the Borrower will not be commingled with those of the Borrower and its other Subsidiaries (it being understood that such restriction shall not be interpreted to forbid (i) intercompany loans and Advances that have been properly documented and accounted for on the books and records of each relevant entity, made in compliance with corporate formalities, and otherwise made in compliance with this Agreement and the other Loan Documents, or
         (ii) the operation of the Group Liquidity Manager Agreement referred to in Section 7.03(n) hereof.

                  (f) The operating expenses of the Borrower and each Subsidiary of the Borrower will be paid by such Person. To the extent, if any, that the Borrower and any of its Subsidiaries share items of expenses, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered, and each such Person shall pay its allocated share of such expenses on a current basis. To the extent, if any, that the Borrower and any of its Subsidiaries provides services to one another, the provider shall be compensated by the recipient on a current basis at fair and reasonable rates. To the extent, if any, that any consolidated or combined tax return is filed including any of the Borrower or its Subsidiaries, each such Person shall pay or be paid, as the case may be, on a current basis an equitable share of the consolidated tax payment or refund associated therewith.

                  (g) Annual financial statements of the Borrower which are consolidated to include its Subsidiaries will contain notes clearly stating that each such Subsidiary is a corporate or similar entity separate from the Borrower and its other Subsidiaries, and that the stock of each direct Subsidiary of the Borrower has been pledged to secure the Obligations.

                  6.15. ADDITIONAL SECURITY.

                  (a) GENERAL. Promptly upon the request of the Agent from time to time, the Borrower shall as promptly as practicable (and in any case within 30 days after such request, or such longer period as the Agent may specify in writing) further secure the Obligations by granting to the Collateral Agent a valid and perfected Lien, prior to all other Liens except Permitted Liens, on such of its properties from time to time as the Agent may designate (except for property subject to a Permitted Lien as to which the Borrower is required to obtain the consent of the holder of such Permitted Lien before granting such a Lien to the Collateral Agent and as to which the Borrower is unable, using reasonable efforts, to obtain such consent). In connection therewith, the Borrower shall (i) execute and deliver to the Agent such mortgages, security agreements and other agreements and instruments, and do such other acts and things as shall be necessary or, in the judgment of the Agent, appropriate to grant to the Collateral Agent a valid and perfected Lien on such property, prior to all other Liens except Permitted Liens, and (ii) procure and deliver to the Agent such other items (including but not limited to lien searches, title insurance policies, surveys, environmental audits, insurance endorsements and opinions of counsel), and do such other acts and things, as the Agent may request in connection with the foregoing. All of the foregoing shall be in form and substance satisfactory to the Agent. From time to time as requested by the Agent, the Borrower shall use reasonable efforts to (x) obtain the consent of any Person whose consent is necessary or advisable to the creation, perfection or maintenance of any such Lien, including but not limited to that of any lessor whose consent may be required in connection with any such Lien on any leasehold interest, and to obtain nondisturbance and like agreements from mortgagees and other holders of superior rights in the property subject to any such leasehold interest, (y) obtain waivers of Liens from such landlords and mortgagees and from other Persons described in Section 6.03(b) hereof, and (z) do such other acts and things as the Agent may deem appropriate to enhance, preserve or protect the security for the Obligations.

                  (b) NOTICE OF CERTAIN REALTY TRANSACTIONS. The Borrower shall promptly give notice to the Agent of any acquisition by the Borrower of any interest or interests in real property (fee, leasehold or otherwise) or fixtures having a fair market value, individually or in the aggregate, in excess of $1,000,000 (except for leasehold interests having a term, including all options exercisable by the lessee, less than 5 years).

                  6.16. [Reserved]

                                   ARTICLE VII
                               NEGATIVE COVENANTS

                    The Borrower hereby covenants to each Lender Party as follows:

                    7.01. Financial Covenants.


                    (a) CONSOLIDATED NET WORTH. Consolidated Net Worth shall not at any time be less than the applicable amount specified below:


                                                                                 Consolidated Net Worth
    From and including                      To and including                     shall not be less than
    ------------------                      ----------------                     ----------------------

       Closing Date                          December 31, 1996                        $235,000,000
       January 1, 1997                       December 31, 1997                        $250,000,000
       January 1, 1998                       December 31, 1998                        $265,000,000
       January 1, 1999                       December 31, 1999                        $280,000,000
       January 1, 2000                       December 31, 2000                        $295,000,000
       January 1, 2001                       December 31, 2001                        $310,000,000
       Thereafter                                                                     $325,000,000

                  (b) CONSOLIDATED LEVERAGE RATIO. The Consolidated Leverage
Ratio shall not at any time exceed the applicable amount specified below:


                                                                                 Consolidated Leverage Ratio
    From and including                       To and including                    shall not exceed
    ------------------                       ----------------                    ----------------

       Closing Date                          December 30, 1996                              2.00
       December 31, 1996                     December 30, 1997                              1.85
       December 31, 1997                     December 30, 1998                              1.70
       December 31, 1998                     December 30, 1999                              1.50
       December 31, 1999                     December 30, 2000                              1.40
       Thereafter                                                                           1.25


                  (c) CONSOLIDATED INTEREST COVERAGE RATIO. As of the end of each fiscal quarter of the Borrower ending on or after the Closing Date, the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be less than the applicable amount set forth below:


      Fiscal quarter ending on                                         Consolidated Interest Coverage Ratio
      a date in the following                                          for the four fiscal quarters ending
      period (inclusive)                                               on such date shall not be less than
      ------------------------                                         ------------------------------------

      Closing Date through December 31, 1996                                            2.50
      January 1, 1997 through December 31, 1997                                         2.75
      January 1, 1998 through December 31, 1998                                         3.00
      Thereafter                                                                        3.50




                  (d) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. As of the end of each fiscal quarter of the Borrower ending on or after the Closing Date, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be less than the applicable amount set forth below.


      Fiscal quarter ending on                    Consolidated Fixed Charge Coverage Ratio a date
      in the following                            for the four fiscal quarters ending
      period (inclusive)                          on such date shall not be less than
      ------------------                          -----------------------------------

      Closing Date through December 31, 1996                       1.60
      January 1, 1997 through December 31, 1997                    1.75




      January 1, 1998 through December 31, 1998                    2.00
      Thereafter                                                   2.25



                  (e) CONSOLIDATED FUNDED DEBT RATIO. As of the end of each fiscal quarter of the Borrower ending on or after the Closing Date, the Consolidated Funded Debt Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, considered as a single accounting period, shall not be greater than the applicable amount set forth below.

      Fiscal quarter ending on                       Consolidated Funded Debt Ratio
      a date in the following                        for the four fiscal quarters ending
      period (inclusive)                             on such date shall not be greater than
      ------------------                             --------------------------------------

      Closing Date through June 29, 1996                            N/A
      June 30, 1996 through June 29, 1997                          5.00
      June 30, 1997 through June 29, 1998                          4.00
      Thereafter                                                   3.00

                  7.02. LIENS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Liens"):

               (a) Liens pursuant to the Shared Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

               (b) Liens arising from taxes, assessments, charges or claims described in Sections 6.03(a) and 6.03(b), to the extent permitted to remain unpaid under such Section 6.03;

               (c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

               (d) Judgment liens fully bonded pending appeal;

               (e) Liens by the Borrower or a Subsidiary of the Borrower on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof by the Borrower or a Subsidiary of the Borrower, provided that:

                    (i) such Lien is created before or substantially
               simultaneously with the purchase of such property in the ordinary course of business by the Borrower or such Subsidiary (or is a Lien securing successor obligations incurred to extend or refinance predecessor obligations allowed under this Section 7.02(e), provided that in each case the successor obligation is an obligation of the same Person subject to the predecessor obligation, is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation);

                    (ii) such Lien is confined solely to the property so
               purchased, improvements thereto and proceeds thereof;

                    (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

                    (iv) the obligation secured by such Lien is Indebtedness
               permitted under Section 7.03(f) hereof;

               (f) Liens in favor of the United States Government which arise in the ordinary course of business resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

               (g) Rights arising or reserved to the lessor under any Capitalized Lease Obligations permitted by Section 7.03(f) hereof;

               (h) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

               (i) Liens existing on June 29, 1995 and listed on Schedule 7.02 hereof (but not any extension, renewal or replacement Liens);

               (j) Liens on property of TIMCO to secure payment of reimbursement obligations of TIMCO with respect to the TIMCO Bonds Letter of Credit, and Liens on property of TIMCO securing Indebtedness of TIMCO constituting a refinancing of the TIMCO Bonds and the TIMCO Lease permitted by Section 7.03(k) hereof; and

               (k) [Reserved].

Notwithstanding the foregoing, "Permitted Lien" in respect of the Borrower or any Subsidiary of the Borrower shall in no event include (x) any Lien imposed by, or required to be granted pursuant to, ERISA, the Code or any Environmental Law, (y) except as provided in Section 7.02(a) hereof, any Lien on the Shared Collateral Account, the Letter of Credit Collateral Account, the Investment Account or any other account maintained by the Collateral Agent pursuant to the Shared Security Documents, or (z) except as provided in Section 7.02(a) hereof, any Lien on Shares of Capital Stock of, or obligations owed by, a Subsidiary of the Borrower.

                  7.03. INDEBTEDNESS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Indebtedness of the Borrower under the Revolving Credit Agreement, in aggregate principal amount not to exceed $75,000,000 (including any extension, renewal or refinancing thereof made in compliance with Section 7.12(c) hereof);

               (b) Indebtedness of the Borrower under the Term Loan Agreement, in aggregate principal amount not to exceed $125,000,000 (but not any extensions, renewals or refinancings of any thereof);

               (c) [Reserved];

               (d) Indebtedness of the Borrower under the Senior Notes, in aggregate principal amount not to exceed $112,000,000 (but not any extensions, renewals or refmancings of any thereof);

               (e) Indebtedness of the Borrower under the Existing Preferred Stock (but not any extensions, renewals or refmancings of any thereof);

               (f) Indebtedness constituting Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business from time to time, and Indebtedness of the Borrower and its Subsidiaries secured by purchase money Liens described in Section 7.02(e) on property used in the ordinary course of business of the Borrower or such Subsidiary from time to time; provided, that the aggregate amount of Indebtedness described in this Section 7.03(f) shall not exceed $20,000,000 at any time;

               (g) Other Indebtedness for borrowed money of the Borrower (but not any Subsidiaries) not exceeding $5,000,000 aggregate principal amount at any time outstanding;

               (h) Current accounts payable of the Borrower or any of its Subsidiaries on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business;

               (i) Indebtedness of the Borrower pursuant to any Interest Rate Hedge Agreement required to be entered into pursuant to Section 6.16(a) hereof; and Indebtedness of the Borrower or any of its Subsidiaries under any other interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or similar interest rate or currency protection agreement, entered into for the purpose of hedging and not for purposes of speculation (and not structured to contain an embedded loan);

               (j) Indebtedness constituting intercompany loans and Advances permitted by Sections 7.05(e), 7.05(g), 7.05(h) and 7.05(j) hereof;

               (k) Indebtedness of TIMCO constituting a letter of credit issued for its account not exceeding $14,200,000 in stated amount, which letter of credit effectively secures the TIMCO Bonds; any extension, renewal or refinancing of such letter of credit, provided, however, that the stated amount thereof is not increased and TIMCO remains the account party with respect thereto (such letter of credit, together with any such extension, renewal or refinancing letter of credit, being referred to herein as the "TIMCO Bonds Letter of Credit"); and any Indebtedness of TIMCO which amends, renews or refinances (collectively, "refmances") the TIMCO Bonds, the TIMCO Lease and the TIMCO Bonds Letter of Credit, provided, however, that after giving effect to such refinancing, (i) the principal amount of Indebtedness is not increased, (ii) neither the stated maturity nor the average life of the Indebtedness is reduced, and (iii) TIMCO remains the obligor on such refinancing Indebtedness;

               (l) [Reserved];

               (m) Indebtedness of Datastream from time to time in the maximum amounts and for the purposes set forth as follows: (i) customs and excise duty deferment guarantee, (Pound Sterling)4,000; (ii) negotiation limit for foreign checks received, (Pound Sterling)100,000; (iii) credit card, (Pound Sterling)20,000; (iv) daylight overdrafts in the ordinary course of business, (Pound Sterling)5,100,000;

               (n) Indebtedness from time to time pursuant to the Group Liquidity Manager Agreement between each Subsidiary of the Borrower named therein as a "Customer" and The Chase Manhattan Bank, N.A. in the form attached hereto as Exhibit F;

               (o) Indebtedness (other than Indebtedness described in the other subsections of this Section 7.03) of the Borrower or any of its Subsidiaries outstanding on June 29, 1995 and described on Schedule
          7.03 thereof (but not any extensions, renewals or refinancings of any thereof); and

               (p) Indebtedness of the Worldscope Entities in the maximum amounts and for the purposes set forth as follows: (i) for borrowed money and Capitalized Lease Obligations not in excess of $6,000,000 in the aggregate at any time outstanding; and (ii) current accounts payable on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business;

               (q) Indebtedness of a TWN(UK) Entity permitted under Section 7.19(b) hereof;

               (r) Indebtedness of the Borrower or any of its Subsidiaries not exceeding $10,000,000 in principal amount, issued in connection with the acquisition by the Borrower or a Subsidiary of all of the Shares of Capital Stock of ICV (such Indebtedness being referred to herein as the "ICV Notes"); and Indebtedness of the Borrower in favor of the Lender Parties pursuant to this Agreement and the other Loan Documents; and

               (s) Indebtedness for borrowed money of Primark Economics or any of its Subsidiaries not exceeding $6,000,000 in aggregate principal amount at any time outstanding.

                  7.04. GUARANTIES, INDEMNITIES, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

               (b) Indemnities by the Borrower or a Subsidiary of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law;

               (c) Guaranty Equivalents existing on June 29, 1995 and listed in
          Schedule 7.04 hereof (but not extensions, renewals or refinancings thereof or of any associated Assured Obligation); PROVIDED, that this
          Section 7.04(c) shall not apply to any Guaranty Equivalent as to which the Deemed Obligor is, on June 29, 1995, a Subsidiary of the Borrower if such Subsidiary thereafter ceases to be a Subsidiary of the Borrower;

               (d) Guaranty Equivalents by the Borrower or a Subsidiary constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with a disposition of stock or assets by the Borrower or such Subsidiary;

               (e) Other Guaranty Equivalents by the Borrower or a Subsidiary of the Borrower from time to time of obligations of (i) a Wholly Owned Subsidiary of the Borrower (other than PSLC), PROVIDED that the Deemed Obligor in respect of such Guaranty Equivalent is a Wholly Owned Subsidiary of the Deemed Guarantor, and (ii) upon or after the acquisition by the Borrower of a 51% or greater interest in the capital, profits and losses of the Worldscope Entities, a Worldscope Entity, PROVIDED that such Worldscope Entity is a Subsidiary of the Deemed Guarantor;

               (f) Other Guaranty Equivalents by a Borrower or a Subsidiary of the Borrower from time to time, PROVIDED that (i) the Deemed Obligor in respect of such Guaranty Equivalent is not an Affiliate or Subsidiary of the Borrower, and (ii) the sum of (A) the maximum aggregate potential obligation of the Borrower or any Subsidiary of the Borrower under Guaranty Equivalents described in this Section 7.04(f), plus (B) the aggregate amount of all payments made by the Borrower and its Subsidiaries after June 29, 1995 under Guaranty Equivalents described in this Section 7.04(f), shall not exceed $1,000,000;

               (g) Obligations of a Subsidiary of the Borrower as general partner of a partnership permitted under Sections 7.05(f) or 7.05(k); and

               (h) Guaranty Equivalents by a TWN(UK) Entity permitted under
          Section 7.19(c) hereof.

                  7.05. LOANS, ADVANCES AND INVESTMENTS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time make or permit to exist or remain outstanding any loan or Advance to, or purchase, acquire or own (beneficially or of record) any Shares of Capital Stock of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited), membership interest or beneficial interest in, or any other debt or equity interest in, OR make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Receivables owing to the Borrower or any Subsidiary of the Borrower arising from performance of services and sales of goods under usual and customary terms in the ordinary course of business;

               (b) Loans and Advances extended by the Borrower or any Subsidiary of the Borrower to contractors or suppliers (excluding contractors or suppliers that are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business and in amount at any one time outstanding not exceeding $200,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate;

               (c) Advances to officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, in amounts at any time outstanding not exceeding $1,000,000 (or the equivalent thereof in one or more foreign currencies) to any one officer or employee and $2,000,000 (or the equivalent thereof in one or more foreign currencies) in the aggregate; PROVIDED, HOWEVER, that for purposes of this Section 7.05(c) only, the outstanding amount of Advances shall not be deemed to include amounts secured by perfected liens on shares of the publicly-traded common stock of the Borrower, to the extent of the market value of such common stock (as determined at least quarterly, based on publicly-available quotations);

               (d) Ownership by the Borrower or a Subsidiary of the Borrower of Shares of Capital Stock of Wholly Owned Subsidiaries of the Borrower, as owned on the Closing Date and listed on Schedule 4.14 as constituted on the Closing Date (but not any additional capital contributions, except as otherwise permitted by this Section 7.05);

               (e) Loans and Advances by a Subsidiary of the Borrower to the Borrower;

               (f) Ownership by Subsidiaries of the Borrower on the Closing Date and thereafter of general partnership interests and other equity interests in the Worldscope Entities representing a 51% or greater interest in the capital, profits and losses of each of the Worldscope Entities plus additional amounts paid to acquire additional equity interests in the Worldscope Entities as stated in the Letter of Intent dated April 9, 1996, plus demand loans or additional capital contributions from the Borrower or its Subsidiaries to the Worldscope Entities not to exceed $10,000,000;

               (g) Capital contributions, loans and Advances by the Borrower or a Subsidiary of the Borrower to a Wholly Owned Subsidiary of the Borrower, and acquisition by the Borrower or a Subsidiary of the Borrower of Shares of Capital Stock of a Corporation which, immediately after such acquisition, will be a Wholly Owned Subsidiary of the Borrower; PROVIDED, that no capital contribution, loan or Advance may be made or maintained under this Section 7.05(g) to any of the following or their respective Subsidiaries: (i) [Reserved], or
          (ii) any Subsidiary which is a Broker-Dealer; and FURTHER PROVIDED, that (x) no capital contributions, loans or Advances may be made or maintained under this Section 7.05(g) by the Borrower or its domestic Subsidiaries to any foreign Subsidiary of the Borrower, and (y) no acquisition may be made under this Section 7.05(g) by the Borrower or a domestic Subsidiary of Shares of Capital Stock of a Corporation which, immediately after such acquisition, will be a foreign Subsidiary;

               (h) [Reserved];

               (i) Capital contributions by the Borrower or its Subsidiaries from time to time to a Subsidiary that is a Broker-Dealer, so long as such Subsidiary does not at the time of such capital contribution, or immediately thereafter and after giving effect thereto, have net capital (calculated in accordance with regulatory standards) in excess of 150% of the minimum capital required by Law;

               (j) Capital contributions and demand loans by the Borrower or its domestic Subsidiaries to foreign Wholly Owned Subsidiaries from time to time, and acquisition by the Borrower or a domestic Subsidiary of the Borrower of Shares of Capital Stock of a Corporation which, immediately after such acquisition, will be a foreign Wholly Owned Subsidiary of the Borrower, PROVIDED, that (i) the sum of the aggregate amount of all such capital contributions and acquisitions made after June 29, 1995 (other than acquisitions made solely in exchange for Shares of Capital Stock of the Borrower or options or warrants therefor), plus the aggregate outstanding principal amount of all such loans, shall not at any time exceed the amount equal to the sum of 20% of the common shareholders' equity of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis as of the end of the most recently completed fiscal year for which financial information is available, plus the amount (not in excess of $56,000,000) of all such loans outstanding on June 29, 1995, and (ii) no such capital contributions may be made and no such demand loans may remain outstanding except to a Wholly Owned Subsidiary of the Borrower;

               (k) Partnerships and joint ventures of which all partners, participants and other Persons having ownership interests therein are Wholly Owned Subsidiaries of the Borrower;

               (1) Ownership of fewer than fifty Shares of Capital Stock in any publicly-traded Corporation (for the purpose of receiving reports as a shareholder and not for purposes of investment) and other DE MINIMIS stockholdings;

               (m) Ownership of not more than 5% of the outstanding Shares of Capital Stock of Corporate Financials Online, Inc., a New York corporation (but not any additional capital contributions, except as otherwise permitted by this Section 7.05);

               (n) Cash Equivalent Investments;

               (o) Acquisition and ownership by the Borrower or its Subsidiaries of equity interests in the TWN(UK) Entities representing a 50% or greater interest in the capital, profits, and losses of each of the TWN(UK) Entities, and capital contributions and demand loans by the Borrower or its Subsidiaries to the TWN(UK) Entities from time to time; PROVIDED, that (i) the sum of the aggregate amount of all consideration paid for such equity interests, plus the aggregate amount of all such capital contributions, plus the aggregate outstanding principal amount of all such loans, shall not exceed $3,500,000 (or its equivalent in pounds sterling), and (ii) no such acquisitions, capital contributions or loans may be made unless the Borrower continues to own (directly or indirectly) at least a 50% interest in the capital, profits and losses of such TWN(UK) Entity; and

               (p) Acquisition and ownership by the Borrower or its Subsidiaries of equity interests, including convertible loans, in Primark Economics representing initially a 20% interest and, thereafter, a 51% or greater interest (assuming full conversion of the convertible loans due to the Borrower or its Subsidiaries) in the capital, profits and losses of Primark Economics, and capital contributions and demand loans by the Borrower or its Subsidiaries to Primark Economics from time to time; PROVIDED, that (i) the sum of the aggregate amount of all consideration paid for such equity interests including convertible debt, plus the aggregate amount of all such capital contributions, plus the aggregate amount of all such loans, shall not exceed $5,000,000, and (ii) no such acquisitions, capital contributions or loans may be made unless the Borrower continues to own (directly or indirectly) at least a 20% interest (and, assuming full conversion of convertible loans due to the Borrower or its Subsidiaries, a 51% or greater interest) in the capital, profits and losses of Primark Economics.

          7.06. DIVIDENDS AND RELATED DISTRIBUTIONS. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

               (a) The Borrower may from time to time repurchase for cash shares of its common stock of a series publicly traded, subject to the following conditions:

                    (i) Repurchases under this Section 7.06(a) in any calendar year shall not exceed $1,000,000 in the aggregate in any calendar year, and no more than $100,000 of such repurchases in the aggregate in any calendar year may be from any one director, officer or employee of the Borrower or any of its Subsidiaries (and for this purpose repurchases from relatives or Affiliates of any such Person shall be attributed to such Person); and

                    (ii) No Event of Default or Potential Default shall exist on the date of such repurchase, or immediately thereafter and after giving effect to such repurchase;

               (b) The Borrower may from time to time declare and pay cash dividends on the Existing Preferred Stock to the extent required by the terms thereof as constituted on June 29, 1995, subject to the condition that no Event of Default or Potential Default shall exist on the date of declaration or payment of such dividend, or immediately thereafter and after giving effect to such proposed declaration or payment;

               (c) The Borrower may from time to time make mandatory redemptions of the Existing Preferred Stock as and when required to do so by the mandatory terms of the Existing Preferred Stock as constituted on June 29, 1995; PROVIDED, that in the event that an Event of Default or Potential Default shall exist on the date of such mandatory redemption, or immediately thereafter and after giving effect thereto, such mandatory redemption shall constitute an Event of Default;

               (d) The Borrower may from time to time make optional redemptions of the Existing Preferred Stock in accordance with the terms thereof as constituted on June 29, 1995, subject to the following conditions:

                    (i) On the date of such repurchase (and after giving effect to any extensions of credit hereunder on such date), the unborrowed commitments available to be borrowed by the Borrower under the Revolving Credit Agreement shall be at least $20,000,000;

                    (ii) The Consolidated Funded Debt Ratio for the period of
               four consecutive fiscal quarters ending on the last day of the fiscal quarter ending most recently before such repurchase, after giving effect on a PRO FORMA basis to such repurchase as if such repurchase had occurred as of such last day, shall be less than 2.50;

                    (iii) No Event of Default or Potential Default shall exist on the date of such repurchase, or immediately thereafter and after giving effect to such repurchase; and

                    (iv) The Agent shall receive, with a copy for each Lender, not later than the Business Day after the date such repurchase is made, a certificate signed by a Responsible Officer of the Borrower, dated such repurchase date, describing such dividend, certifying that such repurchase is in compliance with the provisions of this Section 7.06(c), and including a statement in reasonable detail of the information and calculations necessary to establish compliance with this Section 7.06(d);


               (e) A Subsidiary of the Borrower may declare and pay dividends or other distributions with respect to its Shares of Capital Stock, PROVIDED, that such dividend or other distribution is made on a PRO RATA basis, consistent with the ownership interests in such Shares of Capital Stock, to the owners of such shares;

               (f) The Borrower may make Stock Payments if such Stock Payment is paid solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower; and

               (g) The Borrower may make Designated Share Repurchases.

The Borrower shall not declare any dividend payable later than 60 days after declaration, and the Borrower shall not permit any Subsidiary to declare any dividend payable later than 15 days after declaration.

                  7.07. SALE-LEASEBACKS. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or permit to remain in effect any transaction to which the Borrower or such Subsidiary is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for transactions existing on June 29, 1995 and listed in Schedule 7.07 hereof (but not extensions, renewals or refinancings thereof).

                  7.08. MERGERS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly, (w) merge with or into or consolidate with any other Person, or (x) liquidate, Wind-Up, dissolve or divide, (y) acquire all or any substantial portion of the properties of any going concern or going line of business (whether or not constituting a distinct legal entity), or (z) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (referred to herein as "Permitted Mergers"):

               (a) A Subsidiary of the Borrower may merge with or into or consolidate with, or acquire all or any, substantial portion of the properties of, or liquidate or dissolve into, any other

          Subsidiary of the Borrower, if the acquiring, surviving or new Corporation shall be a Wholly Owned Subsidiary of the Borrower; and

               (b) The Borrower, or a Subsidiary of the Borrower, may make acquisitions of the types referred to in the foregoing clauses (y) and
          (z) of properties of Persons other than a Subsidiary of the Borrower, consistent with the other provisions of this Agreement and the other Loan Documents, PROVIDED that if and so long as any Indebtedness is outstanding under the Term Loan Agreement having a scheduled maturity later than the scheduled maturity of the Senior Notes, then the aggregate amount of all consideration (including transaction expenses) paid or payable by the Borrower and its Subsidiaries in connection with all such acquisitions made after June 29, 1995 (exclusive of consideration in the form of Shares of Capital Stock of the Borrower or options or warrants therefor) shall not exceed the sum of $20,000,000 plus the amount, not less than zero, equal to (A) the aggregate amount of cash proceeds (net of underwriting discounts, fees and other transaction costs) received by the Borrower after June 29, 1995 from issuance of Shares of Capital Stock of the Borrower (or options or warrants therefor), minus (B) the aggregate amount of Stock Payments made by the Borrower under Section 7.06(a) hereof after June 29, 1995 (it being understood that Designated Stock Repurchases are not Stock Payments of the type referred to in this clause (B)).

                  7.09. DISPOSITIONS OF PROPERTIES. The Borrower shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, directly or indirectly, any of its properties, now existing or hereafter acquired, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Sales of inventory, licenses (as licensor) of software or other intellectual property, all in the ordinary course of business;

               (b) [Reserved];

               (c) Disposition of equipment and other operating assets which are obsolete or no longer useful in the business of the Borrower or such Subsidiary, as the case may be;

               (d) Lease or sublease of unoccupied office space;

               (e) Dispositions in Permitted Mergers, and other dispositions between Wholly Owned Subsidiaries of the Borrower; and

               (f) Disposition outside the ordinary course of business of all (but not less than all) of the Shares of Capital Stock of TIMCO, or substantially all the assets of TIMCO (but not less than substantially all of such assets), subject to the following conditions:

                    (i) any such disposition of property is for not less than
               the Fair Market Value of the property disposed of (as determined in good faith by the Board of Directors of the transferor, whose determination shall be evidenced by a written resolution of such Board), and the consideration received by the Borrower or the relevant Subsidiary in respect of such disposition consists entirely of cash or Cash Equivalent Investments;

                    (ii) [Reserved]; and

                    (iii) in the case of disposition of Shares of Capital Stock of, or assets of, TIMCO, TIMCO shall be conducting substantially the business conducted by it on June 29, 1995, and shall not be conducting any different or additional business or have any material assets in addition to those it had on June 29, 1995.

Without limitation of the foregoing, it is understood that the following are dispositions of property subject to this Section 7.09: any disposition of accounts, chattel paper or general intangibles, with or without recourse; any disposition of any leasehold interest; and any disposition of any Shares of Capital Stock in or Indebtedness of any Subsidiary. The Borrower shall not, and shall not permit any Subsidiary to sell, convey, assign, transfer or otherwise dispose of, voluntarily or involuntarily, any of its accounts, chattel paper, general intangibles or other financial assets with or without recourse, in any factoring, structured financing, or other transaction having the practical effect, directly or indirectly, of a financing, whether or not such transaction is in the form of a "true sale" of such financial assets by the Borrower or such Subsidiary.

                  7.10. CORPORATE STRUCTURE. The Borrower shall not at any time

               (a) have, or have any Subsidiary that has, any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower (except for the Worldscope Entities, the TWN(UK) Entities and Primark Economics);

               (b) permit any Subsidiary (other than a Worldscope Entity, a TWN(UK) Entity or Primark Economics) to issue, sell or otherwise dispose of, or permit to remain outstanding, voluntarily or involuntarily, any Shares of Capital Stock of such Subsidiary (except for Shares of Capital Stock owned by a Wholly Owned Subsidiary of the Borrower), or any options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate such Person to issue any Shares of Capital Stock of such Person; or

               (c) [Reserved].

                  7.11. DEALINGS WITH AFFILIATES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, permit to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Transactions between (i) on the one hand, any Affiliate of the Borrower, and (ii) on the other hand, the Borrower or any of its Subsidiaries, in good faith and on fair and reasonable terms;

               (b) Compensation of directors, officers, employees and consultants of the Borrower and its Subsidiaries for services rendered in such capacity in good faith and on fair and reasonable terms, which terms (in the case of compensation under employment contracts entered into after June 29, 1995) will be approved by a majority of the board of directors of such Borrower or Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction); and

               (c) [Reserved].

                  7.12. LIMITATIONS ON MODIFICATION OF CERTAIN AGREEMENTS AND INSTRUMENTS.

               (a) SENIOR NOTES AND EXISTING PREFERRED STOCK. The Borrower shall not amend, modify or supplement the terms or provisions contained in, or applicable to, the Senior Notes, the Senior Note Indenture, the Existing Preferred Stock, or any agreement or instrument evidencing or applicable to any of the foregoing.

                  (b) TERM LOAN AGREEMENT. The Borrower shall not amend, modify or supplement the Term Loan Agreement or its obligations thereunder, in any way that would (i) increase the principal amount thereof, or require payments on account of principal to be made (by way of scheduled amortization, mandatory prepayment or otherwise) earlier or in greater amount than is required under the terms of the Term Loan Agreement as constituted on the Closing Date, (ii) increase the rate or shorten the date for payment of interest thereon, or (iii) require payment of any fee or other amount not provided for under the Term Loan Agreement as constituted on the Closing Date. The Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to the Term Loan Agreement.

                  (c) REVOLVING CREDIT AGREEMENT. The Borrower shall not amend, modify, supplement, renew or refinance the Revolving Credit Agreement or its obligations thereunder, in any way that would change its nature as a revolving credit facility, increase or reduce the principal amount available to be borrowed thereunder, or cause the Revolving Credit Maturity Date or the final date on which loans may be borrowed thereunder by the Borrower to occur sooner than the relevant dates applicable under the Revolving Credit Agreement as constituted on the Closing Date. The Borrower shall promptly (and in any event within five days) give the Agent, with a copy for each Lender, a copy of any amendment, modification or supplement to, or renewal or refinancing of, the Revolving Credit Agreement.

                  (d) ICV NOTES. The Borrower shall not amend, modify or supplement the terms and provisions contained in, or applicable to, the ICV Notes.

                  7.13. LIMITATION ON PAYMENTS ON CERTAIN OBLIGATIONS. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) of, any obligation under or evidenced by the Senior Notes, except that the Borrower may (x) pay principal and interest on the Senior Notes as and when expressly required to do so by the mandatory terms of the Senior Notes, and
(y) purchase Senior Notes as and when expressly required to do so by the mandatory terms of Sections 4.12 and 4.13 of the Senior Note Indenture (it being understood that the foregoing may nevertheless give rise to an Event of Default).

                  7.14. [Reserved]

                  7.15. LIMITATION ON OTHER RESTRICTIONS ON LIENS, DIVIDEND RESTRICTIONS ON SUBSIDIARIES, ETC. The Borrower shall not, and shall not permit any Subsidiary to,

          (x) enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would (i) prohibit the grant of any Lien upon any of its properties (now owned or hereafter acquired), or (ii) restrict or prohibit the transfer or disposition of any of its properties (now owned or hereafter acquired), or require it to dispose of or apply the proceeds of any such disposition in a specified manner, or

          (y) be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its certificate or articles of incorporation, by-laws or other constituent documents, or otherwise) on the right of the Borrower or such Subsidiary from time to time (i) in the case of a Subsidiary, to declare and pay Stock Payments with respect to Shares of Capital Stock owned by the Borrower or any Subsidiary of the Borrower, (ii) in the case of the Borrower or any Subsidiary of the Borrower, to pay any obligations from time to time owed to the Borrower or any Subsidiary of the Borrower, or (iii) in the case of the Borrower or any Subsidiary of the Borrower, make loans or advances to the Borrower or any Subsidiary of the Borrower, except:

          (a) the Credit Facilities;

          (b) the Senior Notes and the Senior Note Indenture;

          (c) with respect to the foregoing clause (x), non-assignment provisions of any executory contract or software or programs or of any lease by the Borrower or such Subsidiary as lessee;

          (d) with respect to the foregoing clause (x), restrictions on property subject to a Permitted Lien in favor of the holder of such Permitted Lien;

          (e) restrictions with respect to TIMCO imposed pursuant to an agreement entered into for sale or disposition (which sale or disposition is not in violation of this Agreement or any other Loan Document) of all or substantially all of the Shares of Capital Stock or assets of such Subsidiary; PROVIDED, that such restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement, and is agreed to in good faith; and

          (f) in the case of the foregoing clause (y), legal restrictions of general applicability under the corporation or similar law under which the Borrower or such Subsidiary is incorporated, fraudulent conveyance or similar laws or general applicability for the benefit of creditors generally, and other legal restrictions of general applicability to similarly situated business corporations; and

          (g) in the case of subclause (ii) of the foregoing clause (x), restrictions on transfer of property arising in the ordinary course of business; PROVIDED, that such restrictions do not directly or indirectly secure any obligation of the Borrower or such Subsidiary to pay money or to perform an obligation, and do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary.

                  7.16. LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF THE LOAN DOCUMENTS, ETC. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except: (a) the Loan Documents, (b) provisions in the Term Loan Agreement no more restrictive than those in the Term Loan Agreement as constituted on the Closing Date, and (c) provisions in the Revolving Credit Agreement no more restrictive than those in the Revolving Credit Agreement as constituted on the Closing Date.

                  7.17. LIMITATION ON CERTAIN BENEFIT LIABIITIES. The Borrower shall not, and shall not permit any Subsidiary of the Borrower or any Controlled Group Member to, become subject to Primark Group Benefits Exposures in excess of $5,000,000 in the aggregate for all such Persons. As used herein, the term "Primark Group Benefits Exposures" shall mean the sum of the maximum potential liabilities (direct, contingent or other) of the Borrower and its Subsidiaries and the Controlled Group Members in connection with the following: (a) withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan, whether or not such liability has yet been triggered as a result of a withdrawal; (b) contributions due and unpaid with respect to a Multiemployer Plan; (c) the "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under any Plan, whether or not such liability has yet been triggered as a result of a termination of such Plan; (d) excise taxes assessed in connection with all of the above or otherwise in connection with any Plan;

(e) Postretirement Benefit Obligations of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member; and (f) any other liability (contingent or other) in connection with a Plan or Multiemployer Plan which represent a material risk that it may result in a Lien attaching to assets of the Borrower or any Subsidiary of the Borrower, without regard to any minimum amount required by Law to cause such Lien to attach.

                  7.18. FISCAL YEAR. The Borrower shall maintain a fiscal year beginning on each January 1 and ending on the following December 31, divided into fiscal quarters ending on the last day of each March, June, September and December.

                  7.19. CERTAIN COVENANTS RELATING TO THE TWN(UK) ENTITIES.

                  (a) CERTAIN GENERAL COVENANTS. The Borrower shall comply, and shall cause each TWN(UK) Entity to comply, with each of the covenants set forth in Sections 6.01(i), 6.01(k), 6.03, 6.04 (but only in respect of each TWN(UK) Entity organized as a Corporation), 6.05, 6.06, 6.07, 6.08 and 6.10 as if such TWN(UK) Entity were a Subsidiary of the Borrower.

                  (b) INDEBTEDNESS. The Borrower shall not permit any TWN(UK) Entity to at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except (i) Indebtedness for borrowed money not in excess of $3,500,000 (or its equivalent in pounds sterling) in aggregate principal amount at any time outstanding, and (ii) current accounts payable on normal trade terms to trade creditors arising out of purchases of goods or services in the ordinary course of business.

                  (c) GUARANTIES, INDEMNIES, ETC. The Borrower shall not permit any TWN(UK) Entity to be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except: (i) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) indemnities of the liabilities of its partners, officers, directors, officers and employees in their capacities as such as permitted by Law, (iii) usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with a disposition of stock or assets by such TWN(UK) Entity, (iv) obligations as general partner of a partnership the partners of which are all TWN(UK) Entities, and (v) indemnities of the Borrower to surety bond issuers or insurers with respect to surety bonds or insurance policies procured by the Borrower in the ordinary course of its business.

                  7.20. [Reserved]

                                  ARTICLE VIII
                                    DEFAULTS

                  8.01. EVENTS OF DEFAULT. An "Event of Default" shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

          (a) The Borrower shall fail to pay when due principal of any Letter of Credit Reimbursement Obligation, or make when due any required cash collateralization of outstanding Letters of Credit.

          (b) The Borrower shall fail to pay when due interest on any Letter of Credit Reimbursement Obligation, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document, and such failure shall have continued for a period of five Business Days.

          (c) Any representation or warranty made or deemed made by the Borrower in or pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, or any statement made by the Borrower, any Subsidiary of the Borrower or any Worldscope Entity in any financial statement, certificate, report, exhibit or document furnished by the Borrower, any Subsidiary of the Borrower or any Worldscope Entity to the Collateral Agent or any Lender Party pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

          (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII hereof or any of the covenants contained in Sections 3.13, 6.01(j)(i), 6.11, 6.12, 6.14, 6.15 or 6.16 hereof, or in
     Sections 4.02, 4.07 or 4.09 of the Borrower Security Agreement.

          (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.01 hereof (other than as referred to in Sections 6.01(j)(i) hereof) such default shall have continued for a period of 10 days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

          (f) (i) The Borrower or any Subsidiary of the Borrower or any Worldscope Entity shall default in any payment of any amount in respect of any Cross-Default Triggering Obligation beyond any period of grace with respect thereto or, if any amount payable in respect of any Cross-Default Triggering Obligation is payable on demand, shall fail to pay such amount when demanded, or (ii) the Borrower or any Subsidiary of the Borrower or any Worldscope Entity shall default in the observance of any covenant, term or condition of any agreement or instrument by which any Cross-Default Triggering Obligation is created, secured or evidenced, if the effect of such default referred to in this clause (ii) is to cause, or to permit the holder or holders of any Cross-Default Triggering Obligation (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such Cross-Default Triggering Obligation to become due before its otherwise stated maturity (by way of acceleration, mandatory prepayment or otherwise), or, in the case of an interest rate or currency swap, cap, collar, floor, future, forward or similar transaction, to terminate before its otherwise scheduled termination. As used in this Agreement, "Cross-Default Triggering Obligation" shall mean

               (A) any obligation under or in connection with any of the other Credit Facilities, any Swap Agreement, the Senior Notes, the Senior
          Note Indenture, or the Existing Preferred Stock,

               (B) any obligation, as principal or as guarantor or other surety, in respect of the TIMCO Bond Order, the TIMCO Lease, any reimbursement agreement relating to the TIMCO Bonds Letter of Credit, or any other obligation referred to in Section 7.03(k) hereof,

               (C) any obligation (or set of related obligations), as principal or as guarantor or other surety, in respect of Indebtedness in excess of $2,500,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount, and

               (D) any obligation (or set of related obligations, including all obligations under a master agreement), as principal or as guarantor or other surety, in respect of any interest rate or curency swap, cap, collar, floor, future, forward or similar transactions relating to a principal or notional principal amount in excess of $2,500,000 (or the equivalent thereof in one or more foreign currencies) in aggregate amount.

         (g) One or more judgments for the payment of money shall have been entered against the Borrower, any Subsidiary of the Borrower or any Worldscope Entity, which judgment or judgments exceed $1,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days.

         (h) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition has, or would be likely to have, a Material Adverse Effect.

         (i) Any Shared Security Document shall cease to be in full force and effect; or any Lien created or purported to be created in any Shared Collateral pursuant to any Shared Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, prior to all other Liens except Permitted Liens.

         (j) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the express terms of such Loan Document), or the Borrower or any other party to any Loan Document shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Borrower or such other party thereunder.

         (k) Any one or more Pension-Related Events referred to in subsection
(b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (1) The Borrower shall make, or shall be required by the terms of the Senior Note Indenture to make or to offer to make, any purchase of Senior Notes under Sections 4.12 or 4.13 of the Senior Note Indenture; or the Borrower or any of its Subsidiaries otherwise shall make or offer to make any payment on account of principal of, or any purchase, redemption, retirement, defeasance or acquisition of, any of the Senior Notes (except for principal payment in accordance with the terms thereof at the scheduled maturity thereof); or an Event of Default shall occur as described in Section 7.06(c) hereof.

         (m) Any Person or group (as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 35% or more of any class of voting securities of the Borrower; or any Person shall have been elected or shall have become a director of the Borrower who was not nominated and recommended for such position or elected to such position by a majority of the then-incumbent Board of Directors of the Borrower; or a "Change in Control" (as defined in the Senior Note Indenture as constituted on June 29, 1995) shall have occurred (without regard to any subsequent amendment, modification or supplement to, or termination or expiration of, the Senior Note Indenture).

         (n) A Control-Related Event shall have occurred, and the Required Lenders shall have determined in good faith that such Control-Related Event has or would be likely to have a

Material Adverse Effect (by reason of suspension, withdrawal or impairment of any security clearance of the Borrower or any of its Subsidiaries, or impairment of the business relationship between the Borrower and its Subsidiaries, on the one hand, and the U.S. Government and its agencies and departments, on the other hand). "Control-Related Event" shall mean that any Person or group (as such term is used in Sections 13 and 14 of the Exchange Act, and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 5% or more of any class of voting securities of the Borrower (except for any such Person or group existing on the June 29, 1995, to the extent of the voting securities then owned by them).

         (o) A proceeding shall have been instituted in respect of the Borrower or any Significant Subsidiary of the Borrower (and for this purpose, (x) each Subsidiary of the Borrower which is subject to an event or condition described in this Section 8.01(o) or in Section 8.01(p) hereof shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary, and (y) for purposes of the foregoing clause (x) each Worldscope Entity shall be considered a Wholly Owned Subsidiary of the Borrowed

                  (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, Winding-up, administration, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                  (ii) seeking appointment of a receiver, administrative receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.

         (p) The Borrower or any Significant Subsidiary of the Borrower (and for this purpose, (x) each Subsidiary of the Borrower which is subject to an event or condition described in Section 8.01(o) hereof or in this Section 8.01(p) shall be deemed a Significant Subsidiary if, collectively, together with their respective Subsidiaries, treated as a single entity, they would constitute a Significant Subsidiary, and (y) for purposes of the foregoing clause (x), each Worldscope Entity shall be considered a Wholly Owned Subsidiary of the Borrowed shall not be Solvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(o)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, Wind-up, go into administration or revoke or forfeit its articles of incorporation (or other constituent documents); or shall take any action in furtherance of any of the foregoing.

                  8.02. CONSEQUENCES OF AN EVENT OF DEFAULT.

                  (a) GENERAL. If an Event of Default specified in subsections
(a) through (n) of Section 8.01 hereof shall have occurred and be continuing or exist, or if an Event of Default specified in subsections (o) or (p) of Section
8.01 hereof shall have occurred and be continuing or exist with respect to a Person other than the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Issuing Bank shall be under no further obligation to issue Letters of Credit, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following: (i) declare the Letter of Credit Commitment terminated, whereupon the Letter of Credit Commitment will terminate and any fees hereunder shall be due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue; (ii) declare all Letter of Credit Reimbursement Obligations and all other Loan Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and (iii) require the Borrower to immediately cash collateralize all outstanding, Letters of Credit in accordance with Section 3.07 hereof.

                  (b) BANKRUPTCY AND CERTAIN OTHER EVENTS. If an Event of Default specified in subsection (o) or (p) of Section 8.01 hereof shall have occurred and be continuing or exist with respect to the Borrower, then, in addition to all other rights and remedies which the Collateral Agent or any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, (i) the Letter of Credit Commitment shall automatically terminate and the Issuing Bank will be under no further obligation to issue Letters of Credit, (ii) all Letter of Credit Reimbursement Obligations and all other Loan Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and (iii) the Borrower shall immediately cash collateralize all outstanding Letters of Credit in accordance with Section 3.07 hereof.

                  8.03. APPLICATION OF PROCEEDS. Subject to Section 3.07 hereof, after the occurrence of an Event of Default and the occurrence of either acceleration of the Letter of Credit Reimbursement Obligations or a requirement that the Borrower cash collateralize all outstanding Letters of Credit, any distributions made on account of Loan Obligations under the Collateral Agency Agreement and all other payments received on account of Loan Obligations shall be applied by the Agent to payment of the Loan Obligations in the following order:

                  First, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such;

                  Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts due to the Issuing Bank in its capacity as such, other than principal of and interest on Letter of Credit Reimbursement Obligations and accrued and unpaid Letter of Credit Fees, to the Issuing Bank;

                  Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on Letter of Credit Unreimbursed Draws, and accrued and unpaid Letter of Credit Fees, ratably amongst the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause "Third" due to them;

                  Fourth, to payment of that portion of the Loan Obligations constituting Letter of Credit Unreimbursed Draws, to the Issuing Bank;

                  Fifth, to payment of all other Loan Obligations, ratably amongst the Lender Parties in proportion to the respective amounts described in this clause "Fifth" due to them; and

                  Finally, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full in cash, the Letter of Credit Commitment shall have terminated and all Letters of Credit shall have terminated, to the Borrower or as otherwise required by law.

                                   ARTICLE IX
                                    THE AGENT

                  9.01. APPOINTMENT. Each Lender Party hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for the Lender Parties under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably authorizes the Agent to take such action on behalf of the Lender Parties under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided herein. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Without limiting the generality of the foregoing, each Lender Party hereby irrevocably authorizes the Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender Party. Each Lender Party hereby agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

                  9.02. GENERAL NATURE OF AGENT'S DUTIES.

                  (a) NO IMPLIED DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  (b) NOT A FIDUCIARY. The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

                  (c) AGENT OF LENDER PARTIES. The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any Person other than the Lender Parties. The provisions of this Article IX are for the benefit of the Lender Parties (and the other Persons named in Section 9.07 hereof), and the Borrower shall not have any rights under any of the provisions of this Article IX.

                  (d) NO OBLIGATION TO TAKE ACTION. The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                  9.03. EXERCISE OF POWERS. Subject to the other provisions of this Agreement and the other Loan Documents, the Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 9.04(a) hereof).

                  9.04. GENERAL EXCULPATORY PROVISIONS.

                  (a) GENERAL. The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) AGENT NOT RESPONSIBLE FOR LOAN DOCUMENTS, ETC. The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of the Borrower, any Lender or Issuing Bank to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

                  (c) NO DUTY OF INQUIRY. The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 9.05(0 hereof, the existence of any Event of Default or Potential Default.

                  (d) NOTICES. The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

                  9.05. ADMINISTRATION BY THE AGENT.

                  (a) RELIANCE ON NOTICES. The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                 (b) CONSULTATION. The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                 (c) RELIANCE ON CERTIFICATES, ETC. The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                 (d) INDEMNITY. The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                 (e) PERFORMANCE THROUGH AGENTS. The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                 (f) NOTICE OF DEFAULT. The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

                 9.06. LENDERS NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender Party hereby acknowledges as follows: (a) Neither the Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Agent or such other Lender Party to it.
(b) It has, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                 9.07. INDEMNIFICATION OF AGENT BY LENDERS. Each Lender hereby agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit; PROVIDED, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

                  9.08. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to the Loan Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender," "Issuing Bank," and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, enter into interest rate or currency hedging transactions with, act as trustee under indentures of, and engage in any other business or transaction with, the Borrower or any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                  9.09. [RESERVED]

                  9.10. SUCCESSOR AGENT. The Agent may resign at any time by giving 45 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may (but shall not be required to) appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties as such under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender Party for whose account such payment is made.

                  9.11. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                  9.12. [Reserved]

                  9.13. [Reserved]

                 9.14. [Reserved]

                                    ARTICLE X
                                  MISCELLANEOUS

                 10.01. HOLIDAYS. Except as otherwise expressly provided herein or therein, whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                 10.02. RECORDS. The unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error.

                 10.03. AMENDMENTS AND WAIVERS. The Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document (other than the Shared Security Documents) for the purpose of amending, adding to, or waiving any provisions, releasing any collateral, or changing in any manner the rights and duties of the Borrower or any Lender Party. Any such amendment, modification or supplement made by the Borrower and the Agent in accordance with the provisions of this Section 10.03 shall be binding upon the Borrower and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, PROVIDED, that no such amendment, modification or supplement may be made which will:

               (a) Increase the Commitment Percentage of any Lender over the amount thereof then in effect without the written consent of each Lender, or extend the Letter of Credit Final Expiration Date without the written consent of each Lender;

               (b) Reduce the rate of interest or extend the time for payment of interest borne by any Letter of Credit Reimbursement Obligation (other than as a result of waiving the applicability of any increase in interest rates applicable to overdue amounts), or extend the time for payment of or reduce the amount of any Letter of Credit Fee, without the written consent of each Lender affected thereby;

               (c) Change the definition of "Required Lenders" or amend this
          Section 10.03, without the written consent of each Lender;

               (d) Amend or waive any of the provisions of Article IX, or impose additional duties upon the Agent, or otherwise affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

               (e) Release all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), or subordinate the priority of the Liens in favor of the Collateral Agent to Liens in favor of another Person with respect to all or a major portion of the Shared Collateral (other than in accordance with the provisions of the Loan Documents), without the written consent of each Lender;

               (f) Alter the priority of distributions set forth in Section 8.03 hereof, without the written consent of each Lender affected thereby;

               (g) Amend or waive any of the provisions of Article III, or impose additional duties upon the Issuing Bank or otherwise affect the rights, interests or obligations of the Issuing Bank, without the written consent of the Issuing Bank; or

               (h) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for repayment by the Borrower of any Letter of Credit Unreimbursed Draw, without the written consent of each Lender;

and PROVIDED FURTHER, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing, manually signed by or on behalf of the Borrower and the Lender Party which is party thereto, and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto. Shared Security Documents may be amended, modified and supplemented from time to time in accordance with the terms thereof and of the Collateral Agency Agreement, and any such amendment, modification or supplement so made shall be binding upon the Borrower and each Lender Party (and to the extent that any consent, direction or other action is required by the Agent in connection therewith, the provisions of the third sentence of this Section 10.03 shall apply to the Agent in giving such consent or direction or taking such action).

                  10.04. NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Collateral Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                  10.05. NOTICES.

                  (a) GENERAL. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") to the Borrower or any Lender Party under this Agreement or any Loan Document shall be in writing (including telexes and facsimile transmission) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) COPIES TO AGENT. Any Lender giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                  (c) RELIANCE. Each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and no Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

                  10.06. EXPENSES; TAXES; INDEMNITY.

                  (a) EXPENSES. The Borrower agrees to pay or cause to be paid and to save each Lender Party harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of outside counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by any Lender Party from time to time arising from or relating to (i) in the case of the Agent, the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) in the case of the Agent, any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) in the case of each Lender Party, the enforcement or preservation of rights under this Agreement or any Lean Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any collateral, including without limitation advances for taxes, filing fees and the like, (C) collection or enforcement of any amount owing hereunder or thereunder by any Lender Party, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

                  (b) TAXES. The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender Party to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                  (c) INDEMNITY. The Borrower hereby agrees to reimburse and indemnify the Lender Parties, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (the "Lender Indemnified Parties"), and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, by any Letter of Credit or the proceeds thereof (and without in any way limiting the generality of the foregoing, including any grant of any Lien on collateral or any exercise by the Collateral Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any portion of such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of such Lender Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 10.06(c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                  10.07. SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  10.08. PRIOR UNDERSTANDINGS. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein.

                  10.09. DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of any Lender Party, the issuance of any Letter of Credit or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof until the Letter of Credit Commitment shall have terminated, all Letters of Credit have expired or have been terminated, and all Loan Obligations (other than Contingent Indemnification Obligations) have been indefeasibly paid in full in cash. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify any Lender Party or Lender Indemnified Party (including but not limited to obligations arising under Sections 3.16, 3.17, 10.06 and 10.16 hereof) shall survive the payment in full of all other Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent or the Issuing Bank and Persons related to the Agent or the Issuing Bank (including but not limited to obligations arising under Sections 3.08(c) and 9.07 hereof) shall survive the payment in full by the Borrower of all Loan Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever.

                  10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  10.11. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                  10.12. SET-OFF. The Borrower hereby agrees that if any Loan Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Loan Obligation any obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such obligation owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any

Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender as provided in this Section 10.12 (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this
Section 10.12 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                  10.13. SHARING OF COLLECTIONS. Subject to Section 2.06 of the Collateral Agency Agreement, the Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of any Loan Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower ratably to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Loan Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                  10.14. SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGMNENTS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void, and except that, to the fullest extent permitted by law, a Lender may not voluntarily assign or transfer any of its rights hereunder except in accordance with the other provisions of this Section 10.14, and any other purported voluntary assignment or transfer shall be void; PROVIDED, that this Agreement shall inure to the benefit of successors of Lenders by operation of law or resulting from an involuntary assignment or transfer (including but not limited to receivers, conservators, trustees and like Persons, and successors by merger or consolidation).

                  (b) PARTICIPATIONS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents; PROVIDED, that

               (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

               (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

               (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

               (iv) such Participant shall, by accepting such Participation, be bound by the provisions of Section 10.13 hereof, and

               (v) if such Participant is not already a Participant or a Lender, and if such Participation gives such Participant any voting rights (other than on matters described in clauses (a) through (h), inclusive, of Section 10.03 hereof), such Participation shall be subject to consent of the Agent, the Issuing Bank and the Borrower pursuant to clause (i) of Section 10.14(c) hereof as if such Participation were an assignment described therein.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 3.16, 3.17, 10.06 and 10.12 hereof with respect to its participation from time to time; PROVIDED, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                  (c) ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents to any Lender or to one or more additional commercial banks or other financial institutions (each a "Purchasing Lender"); PROVIDED, that

               (i) any such assignment to a Purchasing Lender shall be made only with the consent of the Agent and the Issuing Bank (which each of them may grant or withhold in their absolute discretion) and of the Borrower (which consent may not be unreasonably withheld or delayed);

               (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum Commitment Percentage of 50%, and such assignment shall be in a minimum Commitment Percentage of 50%,

               (iii) each such assignment shall be of a constant, and not a varying, percentage of the Commitment Percentage of the transferor Lender, and of all of the transferor Lender's related rights and obligations under this Agreement and the other Loan Documents,

               (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit B to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

               (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

               (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in this Agreement.

                 (d) REGISTER. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower and each Lender Party may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) FINANCIAL AND OTHER INFORMATION. Subject to Section 10.14(g) hereof, the Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender, or prospective Participant or Purchasing Lender, any and all financial and other information delivered to, received by, or otherwise in the possession of, such Person from time to time relating to the Borrower, its Subsidiaries and affiliates or the matters contemplated by the Loan Documents. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                 (f) [Reserved]

                 (g) CONFIDENTIALITY. Each Lender Party agrees to take reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Borrower or any Subsidiary in connection with this Agreement; provided, however, that any Lender Party may disclose such information (i) at the request of any bank regulatory authority or other Governmental Authority or in connection with an examination of such Lender Party by any such Governmental Authority, (ii) pursuant to subpoena or other court process, (iii) to the extent such Lender Party is required (or believes in good faith that it is required) to do so in accordance with any applicable Law,
(iv) to such Lender Party's independent auditors and other professional advisors, (v) in connection with the enforcement of any of its rights under or in connection with any Loan Document, (vi) to any other Lender Party, and (vii) to any actual or potential Participant or Purchasing Lender, or to any other actual or potential creditor of or participant in a credit to the Borrower or any of its Subsidiaries or Affiliates, so long as, in the case of this clause
(vii), such Person agrees to comply with the provisions of this Section
10.14(g).

                 (h) ASSIGNMENTS TO FEDERAL RESERVE BANK. Any Lender may at any time assign all or any portion of its rights under this Agreement, to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from any of its obligations hereunder.

                 10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; LIMITATION OF LIABILITY.

                 (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

               (b) CERTAIN WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND
          UNCONDITIONALLY:

               (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

               (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

               (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10. 05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

               (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

               (c) LIMITATION QF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  10.16. WITHHOLDING TAXES, ETC.

                  (a) INDEMNITY. Without limiting the generality of any other provision of this Agreement or any other Loan Document, the Borrower hereby agrees to reimburse and indemnify the Lender Indemnified Parties, and each of them, and to hold each of them harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, (x) the fees and disbursements of outside counsel for such Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indenmified Party shall be designated a party thereto, and (y) any present or future taxes, levies, imposts, deductions, charges or withholdings, and any liability arising therefrom or with respect thereto, including without limitation penalties, interest and expenses) that may at any time be imposed on, asserted against or incurred by such Lender Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, payments by the Issuing Bank on any Letter of Credit or the obligation of the Issuing Bank to make any such payments.

                  (b) WITHHOLDING TAX FORMS, ETC. Without limiting the generality of Section 10.16(a), the Borrower assumes full responsibility for assuring that payments on any Letter of Credit, and the obligation of the Issuing Bank to make such payments, comply with all present and future Laws relating to taxation, including all withholding obligations under such Laws. Without limiting the generality of the foregoing, the Borrower shall (i) procure from each of the initial beneficiaries of the Letters of Credit (who will also be the initial holders of the ICV Notes) U.S. Internal Revenue Service Forms 1001 and W-8 demonstrating exemption from United States withholding taxes with respect to payments under the ICV Notes, and provide copies of such forms to the Issuing Bank, and (ii) use its best efforts to procure from any successor beneficiaries of any Letter of Credit from time to time such forms (and any other or successor forms prescribed by applicable Law from time to time relating to potential withholding obligations with respect to payments under the ICV Notes) demonstrating exemption from United States withholding taxes with respect to payments under the ICV Notes, and provide copies of the such forms to the Issuing Bank.

                  10.17. DEFEASANCE OF CERTAIN COVENANTS. In the event that any of the events described in clause (i) or (ii) of Section 3.13 hereof shall occur, and the Borrower prepays the Letter of Credit Unreimbursed Draws in full and provides cash collateral for all outstanding Letters of Credit in accordance with Section 3.07 hereof, then, notwithstanding any other provision of this Agreement to the contrary, from and after the date the foregoing conditions are satisfied and so long as Section 4.15 of the Senior Note Indenture shall be in force, the Dereased Covenants shall not restrict any Subsidiary of the Borrower from taking any action referred to in clause (a), (b), (c) or (d) of Section
4.15 of the Senior Note Indenture, to the extent that application of the Dereased Covenants to restrict such action would violate Section 4.15 of the Senior Note Indenture. As used herein, "Defeased Covenants" shall mean the covenants set forth in Article VII hereof, other than Section 7.01 hereof.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                         PRIMARK CORPORATION

                         By /s/ STEPHEN H. CURRAN
                            ---------------------------------
                         Name: Stephen H. Curran
                         Title: Senior Vice President

                         Address for Notices:

                           Primark Corporation
                           1000 Winter Street, Suite 4300N
                           Waltham, MA 02154

                           Attn: Stephen H. Curran,
                               Senior Vice President and Chief Financial Officer

                           Telephone: 617-487-2140
                           Facsimile: 617-890-6129

                         MELLON BANK, N.A.,
                         individually and as Agent

                         By /s/ R. JANE WESTRICH
                            ---------------------------------
                            R. Jane Westrich
                            Vice President

                         Commitment Percentage:             100 %

                         Address for Notices:

                              Mellon Bank, N.A.
                              Trade Banking Operations
                              Three Mellon Bank Center,
                              Room 2329
                              Pittsburgh, PA 15259-0110

                              Attn: Standby Letter of Credit
                                       Unit

                              Telephone: 412-234-9495
                              Facsimile: 412-234-2733

                         With copies to:

                              Mellon Bank, N.A.
                              Loan Administration
                              Three Mellon Bank Center
                              Room 153-2332
                              Pittsburgh, PA 15259-0003

                              Attn: Terpsie Katsafanas

                              Telephone: 412-234-4769
                              Facsimile: 412-236-2028

                         and to:

                              Mellon Bank, N.A.
                              One Boston Place, 6th Floor
                              Boston, MA 02108

                              Attn: R. Jane Westrich, Vice President

                              Telephone: 617-722-7969
                              Facsimile: 617-722-3516

                                     ANNEX A
                                       TO
                                CREDIT AGREEMENT

                            DEFINITIONS; CONSTRUCTION

          1.01. CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following words and terms defined have the meanings given them below, unless the context of this Agreement otherwise clearly requires.

               "Advance" shall mean any loan, advance or other extension of credit, direct or indirect.

               "Affected Lender" shall have the meaning set forth in Section 3.09(e) hereof.

               "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and in any case shall include, without limitation, (a) being a director or officer (or a Person having powers analogous to those of a corporate director or officer) of such Person, or of a Person that directly or indirectly controls such Person, (b) having direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 30% or more of the outstanding Shares of Capital Stock of any class of such Person having ordinary voting power for the election of directors (or in the case of a Person that is not a Corporation, 30% or more of any class of equity interest having voting or control power analogous to corporate common stock), and (b) being a general partner of such Person, or of a Person having direct or indirect control over a general partner of such Person.

               "Applicable Margin" shall have the meaning set forth in Section 3.09(b) hereof.

               "Assured Obligation" shall have the meaning given that term in the definition of "Guaranty Equivalent."

               "Base Rate" for any day shall mean the greater of (a) the Prime Rate for such day or (b) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

               "Base Rate Option" shall have the meaning set forth in Section 3.09(a) hereof.

               "Base Rate Portion" of any part of the Letter of Credit Unreimbursed Draws shall mean at any time the portion, including the whole, of such part of the Letter of Credit Unreimbursed Draws bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 3.15(c)(ii) hereof. If no part of the Letter of Credit Unreimbursed Draws is specified, "Base Rate Portion" shall refer to all Letter of Credit Unreimbursed Draws outstanding at such time.

               "Borrower Security Agreement" shall mean the Security Agreement dated as of June 29, 1995 between the Borrower and the Collateral Agent, as amended, modified or supplemented from time to time.

               "Broker-Dealer" shall mean a Person who is, or is registered as, a broker, dealer, municipal securities dealer, government securities broker or government securities dealer under

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




          the Securities Exchange Act of 1934, as amended, or under any state securities law, or who has a comparable status under any securities law of any other Governmental Authority.

               "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in the city in which is located the Agent's Office.

               "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

               "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

               "Capitalized Software" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person which would be classified as capitalized software in accordance with GAAP.

               "Cash Equivalent Investments" shall have the meaning given that term in the Collateral Agency Agreement.

               "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

               "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

               "Closing Date" shall have the meaning given that term in Section 3.01(a) hereof.

               "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

               "Collateral Agency Agreement" shall mean the Collateral Agency Agreement dated as of June 29, 1995 between the Borrower, certain "Revolving Credit Parties," by Mellon Bank, N.A., as Revolving Credit Agent, certain "Term Loan Parties," by Mellon Bank, N.A., as Term Loan Agent, and Mellon Bank, N.A., as Collateral Agent, as amended, modified or supplemented from time to time.

               "Collateral Agent" shall have the meaning given that term in the Collateral Agency Agreement.

               "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 10.14 hereof.

               "Consolidated Cash Interest Expense" for any period shall mean the total cash interest expense payable by the Borrower and its Subsidiaries (other than PSLC) for such period, determined on a consolidated basis in accordance with GAAP.

               "Consolidated EBITDA" for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Income Tax Expense for such period, (d) depreciation expense of the Borrower and its Subsidiaries (other than PSLC) for such period, and (e) amortization expense of the Borrower and its Subsidiaries (other than PSLC) for such period, minus the sum of (x) extraordinary gains (but not any losses) to the extent included in determining such Consolidated Net Income, (y) equity earnings (but not any losses) of Affiliates of the Borrower to the extent included in determining Consolidated Net Income for such period, and (z) noncash gains or losses arising from foreign currency transactions to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

               "Consolidated EBITDA Less Capital Expenditures" for any period shall mean Consolidated EBITDA for such period, minus the sum of Capital Expenditures of the Borrower and its Subsidiaries (other than PSLC) for such period and, without duplication of amounts included in Capital Expenditures, Capitalized Software of the Borrower and its Subsidiaries (other than PSLC) for such period, all as determined on a consolidated basis in accordance with GAAP.

               "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of the Consolidated EBITDA Less Capital Expenditures for such period to the Consolidated Fixed Charges for such period.

               "Consolidated Fixed Charges" for any period shall mean the sum of
          (a) Consolidated Cash Interest Expense for such period, (b) principal payments made by the Borrower and its Subsidiaries (other than PSLC) during such period with respect to any outstanding Indebtedness (excluding (i) payments of Indebtedness under the Revolving Credit Agreement, (ii) prepayments made at the option of the Borrower of Indebtedness under the Term Loan Agreement, to the extent the amounts so prepaid are not otherwise due during such period, and (iii) payments of the Senior Notes at the scheduled maturity thereof), (c) the amount of Stock Payments made by the Borrower and its Subsidiaries (other than PSLC) during such period (excluding (i) Stock Payments made to the Borrower or its Subsidiaries (other than PSLC), (ii) Stock Payments made solely in Shares of Capital Stock (or warrants, options or rights therefor) of the Borrower, and (iii) Stock Payments constituting Designated Share Repurchases) all as determined on a consolidated basis in accordance with GAAP.

               "Consolidated Funded Debt Ratio" for any period shall mean the ratio of Consolidated Funded Indebtedness as of the last day of such period to Consolidated EBITDA Less Capital Expenditures for such period.

               "Consolidated Funded Debt Ratio (Adjusted)" for any period shall mean the following ratio: (a) the amount, not less than zero, determined as of the last day of such period, equal to (i) Consolidated Funded Indebtedness, minus (ii) the amount, not less than zero, equal to (A) the amount of cash and Cash Equivalent Investments owned by the Borrower and its Subsidiaries (other than PSLC), valued at the lower of cost or market, minus (B) $8,000,000, divided by (b) Consolidated EBITDA Less Capital Expenditures for such period.

               "Consolidated Funded Indebtedness" at any time shall mean Indebtedness (including the current portion thereof) of the Borrower and its Subsidiaries (other than PSLC) which as of such date would be classified in whole or in part as a long-term liability in accordance with GAAP, and in any event includes (a) Indebtedness under the Credit Facilities and the Senior Notes, (b) any Indebtedness of the Borrower and its Subsidiaries (other than PSLC) having a final maturity later than one year after the date of incurrence of such Indebtedness, (c) any Indebtedness, regardless of its term, of the Borrower and its Subsidiaries (other than PSLC) which is renewable or extendable by the obligor to a date later than one year after the date of incurfence of such Indebtedness, and (d) Indebtedness of TIMCO described in Section 7.03(k) hereof; provided, that the Existing Preferred Stock shall not constitute Consolidated Funded Indebtedness.

               "Consolidated Income Tax Expense" for any period shall mean the charges against income of the Borrower and its Subsidiaries (other than PSLC) for foreign, federal, state and local income taxes for such period, determined on a consolidated basis in accordance with GAAP.

               "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA Less Capital Expenditures for such period to Consolidated Cash Interest Expense for such period.

               "Consolidated Interest Expense" for any period shall mean the total interest expense of the Borrower and its Subsidiaries (other than PSLC) for such period, determined on a consolidated basis in accordance with GAAP.

               "Consolidated Leverage Ratio" at any time shall mean the ratio of aggregate liabilities of the Borrower and its Subsidiaries (other than PSLC), determined on a consolidated basis in accordance with GAAP, to Consolidated Net Worth at such time.

               "Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its Subsidiaries (other than PSLC) for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) the income (but not any deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with or is otherwise acquired by or combined with the Borrower or any Subsidiary in a business combination accounted for as a pooling of interests, including, in the case of a successor to the Borrower or any Subsidiary by consolidation or merger or transfer of assets, any earnings of the successor Corporation prior to such consolidation, merger or transfer of assets, (b) income (but not any loss) accounted for by the Borrower on the equity method resulting from an ownership interest in any Person, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted (whether such restriction arises by operation of Law, by agreement, by its certificate or articles of incorporation or by-laws (or other constituent documents), or otherwise), (d) any gain arising from the acquisition of any securities, or the extinguishmerit, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, and (e) income (but not any loss) from discontinued operations of the Borrower or any Subsidiary.

               "Consolidated Net Worth" at any time shall mean the total amount of common stockholders' equity and preferred stock of the Borrower and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided, that each item of the following types shall be deducted, to the extent such item is positive and is otherwise included therein: (a) any write-ups or other revaluation after June 29, 1995 in the book value of any asset owned by the Borrower or any of its consolidated Subsidiaries (other than write-ups resulting from the acquisition of assets of a business made within one year after such acquisition and accounted for by purchase accounting, and write-ups resulting from the valuation in the ordinary course of business of investment securities and inventory at the lower of cost or market), (b) all investments in and loans and Advances to (i) PSLC, (ii) the TWN(UK) Entities and Primark Economics, (iii) unconsolidated Subsidiaries of the Borrower, (iv) Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries of the Borrower (whether or not consolidated), and
          (v) Persons that are not Subsidiaries of the Borrower (other than Cash Equivalent Investments), (c) treasury stock, (d) assets attributable to interests held by Persons other than the Borrower and its Subsidiaries (other than PSLC) that are Wholly Owned Subsidiaries of the Borrower, (e) Disqualified Capital Stock of the Borrower or of any Subsidiary of the Borrower (other than Existing Preferred Stock), (f) the amount, if positive, equal to the aggregate stockholders' equity of PSLC and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries of the Borrower, and (g) the amount, whether positive or negative, of foreign currency translation adjustments to stockholders' equity of the Borrower and its Subsidiaries (other than PSLC), all of the foregoing as determined in accordance with GAAP.

               "Contingent Indemnification Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

               "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower is treated as a controlled group or single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

               "Corporation" shall mean a corporation, limited liability company or business trust organized under the Laws of any state of the United States, a company limited by shares incorporated under the Laws of England and Wales, or any similar entity orgaffized under the Laws of any other jurisdiction, the owners of which are not by operation of Law generally liable for the obligations of such entity.

               "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

               "Credit Facilities" shall mean the Revolving Credit Agreement, the Term Loan Agreement and this Agreement.

               "Datastream" shall mean Datastream International Limited, a corporation incorporated under the Laws of England and Wales.

               "Designated Stock Repurchases" means cash purchases from time to time by the Borrower from the TASC Profit Sharing and Stock Ownership Plan, not later than six months after June 27, 1996, of shares of common stock of the Borrower of a series publicly traded and owned by the TASC Profit Sharing and Stock Ownership Plan as of June 27, 1996, for an aggregate purchase price not to exceed $43,000,000, provided that no Event of Default or Potential Default shall exist on the date of any such purchase, or immediately thereafter and after giving effect to such purchase.

               "Disclosure Group" shall mean VNU USA, Inc., VNU Marketing Information Services, Inc., Disclosure, Incorporated, I/B/E/S International, Inc., I/B/E/S Japan K.K., I/B/E/S Inc.,

          Disclosure International B.V., Disclosure Ltd., Disclosure GmbH, I/B/E/S UK Ltd., Disclosure Information Services, Inc., Disclosure International, Inc., and the other members of the "Disclosure Group" as defined in the Stock Purchase Agreement.

               "Disqualified Capital Stock" shall mean any Shares of Capital Stock that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Facilities Termination Date.

               "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

               "Environmental Affiliate": a Person ("Y") shall be an "Environmental Affiliate" of another Person ("X"), if X has retained or assumed, or is otherwise liable (contingently or otherwise) for, any liability (contingent or other) of Y with respect to any Environmental Claim, whether such retention, assumption or liability on the part of X arises by agreement, by Law or otherwise.

               "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

               "Environmental Claim" shall mean, with respect to any Person (the "specified Person"), any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of the specified Person) alleging, asserting or claiming any actual or potential liability on the part of the specified Person for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties, arising out of, based on or resulting from (a) the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

               "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

               "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance, as the foregoing terms are defined in, or any other substance regulated by, any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

               "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental

          Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

               "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to
          1.00 minus the Euro-Rate Reserve Percentage.

               "Euro-Rate Funding Period" shall have the meaning set forth in
          Section 3.09(c) hereof.

               "Euro-Rate Option" shall have the meaning set forth in Section 3.09(a) hereof.

               "Euro-Rate Portion" of any part of the Letter of Credit Unreimbursed Draws shall mean at any time the portion, including the whole, of such part of the Letter of Credit Unreimbursed Draws bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 3.15(c)(i) hereof. If no part of the Letter of Credit Unreimbursed Draws is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Letter of Credit Unreimbursed Draws outstanding at such time.

               "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

               "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

               "Existing Preferred Stock" shall mean shares outstanding on June 29, 1995 (not in excess of 674,943 shares) of the Borrower's Series A Cumulative Convertible Preferred Stock,

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
          par value $1.00 per share, together with any additional shares of such series issued after June 29, 1995 as payment in kind of dividends on outstanding shares of Existing Preferred Stock in accordance with the terms of the Existing Preferred Stock. Shares of Existing Preferred Stock which are purchased, redeemed or otherwise acquired in any manner by the Borrower or any of its Subsidiaries, or which are converted into or exchanged for any other securities, shall not thereafter constitute Existing Preferred Stock.

               "Facilities Termination Date" shall mean the later to occur of the Revolving Credit Maturity Date, the Term Loan Maturity Date and the Letter of Credit Final Expiration Date.

               "Fair Market Value" shall mean, with respect to any asset, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

               "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not so announce such rate for such previous trading day, the "Federal Funds Effective Rate" shall be the average rate charged to Mellon Bank, N.A. on such previous trading day on such transactions as determined by the Agent.

               "Funding Periods" shall have the meaning set forth in Section 3.09(c) hereof.

               "Funding Segment" of the Euro-Rate Portion at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

               "GAAP" shall have the meaning given that term in Section 1.03 of this Annex A.


               "Governmental Action" shall have the meaning set forth in Section
          4.04 hereof.


               "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

               "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss,
          (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

               "ICV" shall mean ICV Limited, a Corporation incorporated under the Laws of England and Wales.

               "ICV Notes" shall have the meaning given that term in Section 7.03(r) hereof.

               "Indebtedness" of a Person shall mean the following: (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed), and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (e) the stated amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (f) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (g) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; (h) all obligations of such Person under any interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or other interest rate or currency protection agreement; and (i) the maximum fixed repurchase price of any Disqualified Capital Stock of such Person.

               "Interest Rate Hedging Agreement" shall mean an interest rate swap, cap or collar agreement.

               "Investment Account" shall have the meaning given that term in the Borrower Security Agreement.

               "Issuing Bank" shall mean Mellon Bank, N.A.

               "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

               "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. "Lender" shall in any event include the Issuing Bank.

               "Lender Indemnified Parties" shall have the meaning given that term in Section 10.06(c) hereof.

               "Lender Parties" shall mean the Lenders, the Issuing Bank and the Agent.

               "Letter of Credit" shall mean any letter of credit outstanding under this Agreement from time to time (and is synonymous with the term "ICV LOC" defined in the Collateral Agency Agreement).

               "Letter of Credit Collateral Account" shall mean the "ICV LOC Collateral Account" as defined in the Collateral Agency Agreement.

               "Letter of Credit Commitment" shall have the meaning given that term in Section 3.01(a) hereof.

               "Letter of Credit Commitment Termination Date" shall have the meaning given that term in Section 3.01(a) hereof.

               "Letter of Credit Exposure" mean the "ICV LOC Exposure" as defined in the Collateral Agency Agreement.

               "Letter of Credit Facing Fee" shall have the meaning given that term in Section 3.01(e) hereof.

               "Letter of Credit Fee" shall have the meaning given that term in
          Section 3.01(d) hereof.

               "Letter of Credit Fee Rate" shall have the meaning given that term in Section 3.01(d) hereof.

               "Letter of Credit Final Expiration Date" shall have the meaning given that term in section 3.01(b) hereof.

               "Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.03(a) hereof.

               "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

               "Letter of Credit Undrawn Availability" shall mean the "ICV LOC Undrawn Availability" as defined in the Collateral Agency Agreement.

               "Letter of Credit Unreimbursed Draws" shall mean "ICV LOC Unreimbursed Draws" as defined in the Collateral Agency Agreement.

               "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

               "Loan Documents" shall mean this Agreement, the Transfer Supplements, the Letters of Credit and the Shared Security Documents.

               "Loan Obligations" shall mean the "ICV Credit Obligations" as defined in the Collateral Agency Agreement.

               "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

               "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole,
          (b) a material adverse effect on the ability of the Borrower to perform or comply with any of the terms and conditions of any Loan Document, or (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of the Collateral Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document.

               "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower, any Subsidiary of the Borrower or any other Controlled Group Member has or had an obligation to contribute.

               "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 3.18(a) hereof.

               "Obligations" shall have the meaning given that term in the Collateral Agency Agreement.

               "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affxliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

               "Option" shall mean the Base Rate Option or the Euro-Rate Option.

               "Participants" shall have the meaning set forth in Section 10.14(b) hereof.

               "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

               "Pension-Related Event" shall mean any of the following events or conditions:

                    (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan pursuant to the distress termination provisions of Section 4041(c) of ERISA or
               (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                    (b) PBGC notifies any Person of its determination that an
               event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                    (c) Any Reportable Event occurs with respect to a Plan;

                    (d) Any action (other than becoming obligated to contribute to a Multiemployer Plan) occurs or is taken which could result in the Borrower, any Subsidiary of the Borrower or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives from any Multiemployer Plan a notice or demand for payment on account of any such alleged or asserted liability;

                    (e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Borrower, any Subsidiary of the Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Borrower, any Subsidiary of the Borrower or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter; or

                    (f) There occurs any "prohibited transaction" within the
               meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

               "Permitted Liens" shall have the meaning given that term in
          Section 7.02 hereof.

               "Permitted Mergers" shall have the meaning given that term in
          Section 7.08 hereof.

               "Person" shall mean an individual, Corporation, partnership, trust, limited liability company, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

               "Plan" shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, of which the Borrower, any Subsidiary of the Borrower or any Controlled Group Member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or
          Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Borrower, any Subsidiary of the Borrower or any Controlled Group Member.

               "Portion" shall mean the Prime Rate Portion or the Euro-Rate Portion.

               "Postretirement Benefits" of a Person shall mean any benefits, other than retirement income, provided by such Person to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

               "Postretirement Benefit Obligation" of a Person shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by such Person which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of such Person and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

               "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

               "Primark Economics" shall mean Primark Decision Economics, Inc.

               "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

               "Pro Rata" shall mean from or to each Lender in proportion to such Lender's applicable Commitment Percentage.

               "PSLC" shall mean Primark Storage Leasing Corporation, a Michigan Corporation.


               "Purchasing Lender" shall have the meaning set forth in Section 10.14(c) hereof.

               "Register" shall have the meaning set forth in Section 10.14(d) hereof.

               "Regular Monthly Payment Date" shall mean the last Business Day of each month after the Closing Date.

               "Reimbursement Target Date" shall have the meaning given that term in Section 3.04(a) hereof.

               "Regular Quarterly Payment Date" shall mean the last Business Day of each September, December, March and June after the Closing Date.

               "Reportable Event" means (i) a reportable event described in
          Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) Of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $250,000.

               "Required Lenders" shall mean Lenders holding in the aggregate 51% of the Commitment Percentages.

               "Responsible Officer" of a Person shall mean its Chairman of the Board, President, Chief Financial Officer or Treasurer.

               "Revolving Credit Agreement" shall mean the Revolving Credit Agreement dated as of June 29, 1995 by and among the Borrower, the lenders parties thereto from time to time, the issuing banks referred to therein, Mellon Bank, N.A. and The First National Bank of Boston, as Co-Agents, and Mellon Bank, N.A., as Agent, as the same may be amended, modified, supplemented, renewed or refinanced from time to time in accordance with this Agreement.

               "Revolving Credit Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Revolving Credit Agreement.

               "Secured Parties" shall have the meaning given that term in the Collateral Agency Agreement.

               "Senior Note Indenture" shall mean the Indenture dated as of October 18, 1993 between the Borrower and The First National Bank of Boston, as Trustee, relating to the Senior Notes, as constituted on June 29, 1995.

               "Senior Notes" shall mean the Borrower's 8 3/4% Senior Notes Due 2000.

               "Shared Collateral" shall have the meaning given that term in the Collateral Agency Agreement.

               "Shared Collateral Account" shall have the meaning given that term in the Collateral Agency Agreement.

               "Shared Security Documents" shall have the meaning given that term in the Collateral Agency Agreement.

               "Shares of Capital Stock" shall mean shares of capital stock of, membership interest in, beneficial interest in, or similar ownership interest in, a Corporation organized under the Laws of any state of the United States or any other jurisdiction, including, without limitation, in the ease of Corporations incorporated under the Laws of England and Wales, equity share capital, ordinary shares and loan stock.

               "Significant Subsidiary" of Borrower shall mean any Subsidiary of the Borrower (a) which is TASC, Datastream, Disclosure, Incorporated, or a Subsidiary of any of the foregoing, (b) which, together with its Subsidiaries, has assets (determined on a consolidated basis) greater than or equal to 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal year for which financial information is available, or (c) which, together with its Subsidiaries, has revenues (determined on a consolidated basis) greater than or equal to 5% of the total revenues of the Borrower and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available.

               "Solvent" means:

                    (a) with respect to any Person organized under the Laws of any state of the United States or subject to the U.S. Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyance Act as enacted by any state, the Uniform Fraudulent Transfer Act as enacted by any state or any other applicable U.S. Law pertaining to fraudulent conveyances, fraudulent transfers or preferences at any time, that at such time (i) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital (as such term is used in any Law referred to in the following clause (v)), and (v) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences);

                    (b) With respect to any Person organized under the Laws of
               England and Wales or subject to any English insolvency law at any time, that at such time such Person is not insolvent, or unable to pay its debts and is not deemed by an English court to be unable to pay its debts within the meaning of Section 123 of the United Kingdom Insolvency Act of 1986; and

                    (c) With respect to any other Person, that at such time such
               Person is not insolvent or unable to pay its debts as they come due as contemplated by any applicable insolvency, bankruptcy or similar Law.

               "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                    (a) At least one Business Day in advance in the case of
               selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

                    (b) At least three London Business Days in advance in the
               case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

          Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

               "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any Shares of the Capital Stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

               "Stock Purchase Agreement" means the Stock Purchase Agreement between the Borrower and VNU dated as of May 26, 1995, as the same may be amended, modified or supplemented in accordance with this Agreement.

               "Subsidiary" of a Person at any time shall mean any Corporation of which a majority (by number of shares or number of votes) of the outstanding Shares of Capital Stock of any class is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any partnership, trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, as used in the preceding sentence "majority" means more than half (and not precisely half).

               "Swap Agreement" shall have the meaning given that term in the Collateral Agency Agreement.

               "TASC" shall mean TASC, Inc., a Massachusetts Corporation.

               "Taxes" shall have the meaning set forth in Section 3.17 hereof.

               "Term Loan Agreement" shall mean the Term Loan Agreement dated as of June 29, 1995 by and among the Borrower, the lenders parties thereto from time to time, Mellon Bank, N.A. and The First National Bank of Boston, as Co-Agents, and Mellon Bank, N.A., as Agent, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement (but not any refinancing or renewal thereof).

               "Term Loan Maturity Date" shall mean the final scheduled maturity of Indebtedness under the Term Loan Agreement.

               "TIMCO" shall mean Triad International Maintenance Corporation, a Delaware Corporation.

               "TIMCO Bond Order" means the Bond Order adopted by the Piedmont Triad Airport Authority on October 31, 1989 with respect to the TIMCO Bonds, as such Bond Order may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

               "TIMCO Bonds" means the $13,800,000 original aggregate principal amount of Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989 issued by the Piedmont Triad Airport Authority pursuant to the TIMCO Bond Order.

               "TIMCO Bonds Letter of Credit" has the meaning given that term in
          Section 7.03(k) hereof.

               "TIMCO Lease" shall mean the Lease Agreement, dated as of November 1, 1989, between the Piedmont Triad Airport Authority, as lessor, and TIMCO, as lessee, covering certain property situate at the Piedmont Triad International Airport in Guilford County, North Carolina, as such Lease Agreement may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

               "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

               "Transfer Supplement" shall have the meaning set forth in Section 10.14(c) hereof.

               "Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by the applicable Lender (which determination shall be conclusive) to be the semiannual equivalent yield to maturity (expressed as a semiannual equivalent and decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) for United States Treasury securities maturing on the last day of the corresponding Funding Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and the series of such securities maturing as close as possible to, but later than, such date).

               "TWN(UK) Entities" shall mean The Weather Network (U.K.) Ltd. and its Subsidiaries from time to time.

               "VNU" means VNU International B.V., a Netherlands corporation.

               "Wholly Owned Subsidiary" of any Person means a Corporation that is a Subsidiary of such Person as to which all of the Shares of Capital Stock of each class (other than directors' qualifying shares that are required under applicable law) are at such time beneficially owned directly or indirectly by such Person (both on the basis of outstanding shares and on a fully diluted basis).

               "Wind-up" or "Winding-up" of a Person shall include the liquidation, administration, amalgamation, reconstruction, reorganization or dissolution of such Person and any equivalent or analogous procedure under the laws of any jurisdiction in which such Person is incorporated, domiciled, resident or carries on a business or has assets.

               "Worldscope Entities" shall mean Worldscope/Disclosure Partners, a Connecticut general partnership, Worldscope/Disclosure International Partners, an partnership organized under the laws of Ireland, Worldscope/Disclosure Incorporated LLC, a Connecticut limited liability company, and Worldscope/Disclosure India Pvt. Ltd., a Corporation organized under the laws of India, and each of their respective Subsidiaries from time to time.

                  1.02. CONSTRUCTION. In this Agreement and each other Loan Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or;" and the terms "property" and "assets" each includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired. The words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document. The words "includes" and "including" (and similar terms) in this Agreement or any other Loan Document mean "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). References in this Agreement or any other Loan Document to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by such Lender (in the case of qualitative determinations). No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each other Loan Document are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified. Each annex, exhibit and schedule to this Agreement or any other Loan Document constitutes part of this Agreement or such Loan Document, as the case may be. Each of the covenants, terms and provisions of this Agreement and the other Loan Documents is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenant, term or provision.

                  1.03. ACCOUNTING PRINCIPLES.

               (a) GAAP. As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the

Borrower's financial statements as of December 31, 1994, and for the fiscal year then ended, as referred to in Section 4.06 hereof.


               (b) ACCOUNTING AND FINANCIAL DETERMINATIONS, ETC. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pusuant to this Agreement shall be prepared, in accordance with GAAP (including prinicples of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

               (c) CHANGES. If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP.
To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each such set of financial statements shall be accompanied by such an opinion.

                    1.04 CERTAIN TERMINOLOGY AND PROVISIONS.

               (a) This Agreement uses the defined terms "Lender," "Lender Indemnified Parties," "Lender Parties," "Loan Documents" and "Loan Obligations," even though extensions of credit to the Borrower hereunder take the form of issuance of Letters of Credit only, rather than loans. Such defined terms are used as a convenience to facilitate comparison of this Agreement with the Revolving Credit Agreement and the Term Loan Agreement. Such defined terms shall have the respective meanings given them in this Agreement, and the use of such defined terms shall not be construed to imply that any loans are contemplated under this Agreement.

               (b) The parties acknowledge that this Agreement contains various provisions relating to PSLC, even though the Borrower has, before the date hereof, disposed of all of the Shares of Capital Stock of PSLC. Such provisions are not surplusage. In addition, notwithstanding any other provision of this Agreement, the Borrower shall not, directly or indirectly, acquire ownership (beneficially or of record) of any Shares of Capital Stock of PSLC after the date thereof.

                                [End of Annex A]